Exhibit 99.2

Dutch Enterprise Chamber of the Amsterdam Court of Appeal

PETITION FOR AN INQUIRY PURSUANT TO ARTICLE 2:345 OF THE DUTCH CIVIL CODE, ALSO CONTAINING A REQUEST FOR IMMEDIATE RELIEF MEASURES PURSUANT TO ARTICLE 2:349A(2) OF THE DUTCH CIVIL CODE

The Petitioners are:

1.	Van Herk Investments B.V., a private limited liability company with its registered office in Rotterdam (“VHI B.V.”),

2.	Van Herk Investments THI B.V., a private limited liability company with its registered office in Rotterdam (“THI B.V.”),

3.	Van Herk Private Equity Investments B.V., a private limited liability company with its registered office in Rotterdam (“VHPEI B.V.”),

4.	Stichting Administratiekantoor Penulata, a foundation with its registered office in Rotterdam (“Penulata”),

5.	Van Herk Management Services B.V., a private limited liability company with its registered office in Rotterdam (“VH Management B.V.”),

6.	Onroerend Goed Beheer- en Beleggingsmaatschappij A. van Herk B.V., a private limited liability company with its registered office in Rotterdam (“OG B.V.”),

7.	A. van Herk Holding B.V., a private limited liability company with its registered office in Rotterdam (“VH Holding B.V.”),

8.	Stichting Administratiekantoor Abchrys, a foundation with its registered office in Rotterdam (“Abchrys”),

9.	Mr. A. van Herk, a natural person residing at Lichtenauerlaan 30, (3062 ME) Rotterdam (“Van Herk”),

VHI B.V., THI B.V., VHPEI B.V., Penulata, VH Management B.V., OG B.V., VH Holding B.V., Abchrys, and Van Herk, collectively “VHI et al.”, have elected domicile at the office address of Houthoff located at Gustav Mahlerplein 50, (1082 MA) Amsterdam, from which office J.W. de Groot is handling this case as counsel, foundations incorporated in Amsterdam and having their place of business at Hoogoorddreef 15, 1101 BA Amsterdam (collectively “Aescap”).

The defendant is:

ProQR Therapeutics N.V., a public limited company incorporated in Leiden and having its place of business at Zernikedreef 9, 2333CK Leiden (“ProQR”),

Attorney: R.J.G. de Haan, Esq.

Attorney’s email address: richard.dehaan@aoshearman.com

Potential interested parties in this case are:

Aescap Life Sciences Foundation, Aescap Genetics Foundation,

1.	INTRODUCTION		4
	1.1.	Central Issue	4
	1.2.	Reading Guide	5

2.	PARTIES		6
	2.1.	ProQR	6
	2.2.	VHI et al.	6
	2.3.	Aescap	7

3.	VHI ET AL. ARE ADMISSIBLE IN ITS REQUEST FOR AN INQUIRY		7

4.	PROQR’S GOVERNANCE STRUCTURE AND RELEVANT FACTS		8
	4.1.	The ProQR Board of Directors	8
	4.2.	The applicable governance regulations governing the Board	10
	4.3.	ProQR’s Compensation Policy	15
	4.4.	ProQR’s Disappointing Performance	18
	4.5.	2024 Annual General Meeting, reappointment of Valerio and Shannon, and explicit commitment regarding board composition	22
	4.6.	VHI et al. raise objections in the run-up to and during the 2025 Annual General Meeting and the reappointments of De Boer and Shannon	23
	4.7.	VHI et al. sends a letter of objection and receives a brief response from ProQR	26
	4.8.	Subsequent attempts to persuade ProQR to make improvements	27
	4.9.	The 2025 financial statements confirm the issues	30
	4.10.	The 2026 General Meeting and the proposals to expand capital authority	31
	4.11.	Recent Capital Issuance Confirms Concerns of VHI et al.	33

5.	WELL-FOUNDED REASONS TO DOUBT THE CORRECT POLICY AND PROPER COURSE OF ACTION		34
	5.1.	Introduction	34
	5.2.	Legal Framework	35
	5.3.	Shannon’s reappointment violates the Corporate Governance Code, Board Rules, and commitments made	36
	5.4.	Governance violations are linked to broader issues	40
	5.5.	Disappointing performance	43
	5.6.	Compensation policy is not performance-based and runs counter to stakeholder interests	45

6.	REQUEST TO ORDER AN INVESTIGATION		47
7.	REQUEST TO TAKE IMMEDIATE RELIEF MEASURES		48
8.	URGENCY		49
9.	PROQR’S POSITION		49
10.	EVIDENCE AND OFFER OF EVIDENCE		49

2/51

1.	INTRODUCTION

1.1.	Central Issue

1.1.1.	VHI et al. request that Your Enterprise Chamber orders an investigation into the policies and conduct of ProQR, a Dutch public limited company listed on the NASDAQ that is active in the development of RNA therapies. In addition, VHI et al. requests that Your Enterprise Chamber, in the form of an immediate relief measure to appoint an independent non-executive director. These requests are based on the fact that ProQR’s board of directors (the “Board”) systematically deviates from its own governance rules and the applicable governance standards without providing a sound justification for doing so, and fails to take corrective measures despite repeated, substantively substantiated objections raised by VHI et al. as long-term shareholders.

1.1.2.	The request by VHI et al. follows the systemic dysfunction of corporate governance within ProQR. A Board that has been in place for a long time and whose members are closely intertwined is deliberately deviating from its own governance rules and making decisions that primarily serve its own interests, without providing adequate accountability to the shareholders. The non-executive directors are failing in their supervisory duties. This is evident, among other things, in unlawful, inadequately justified reappointments, the lack of independent oversight, opaque compensation decisions, and the disregard of signals that these practices are incompatible with the interests of the company and its shareholders.

1.1.3.	At the same time, there has been no material progress in the company’s operating and research results, while shareholders are systematically confronted with value destruction. The Board’s failure to take corrective action, despite repeated and well-reasoned objections from VHI et al., lies at the core of the issues underlying this request.

1.1.4.	These issues manifested itself, among other things, at the 2025 general meeting, during which CEO Daniel de Boer (“De Boer”) and Chairman James Shannon (“Shannon”) were reappointed for a four-year term. This extended De Boer’s cumulative term to seventeen years. Shannon’s reappointment would extend his cumulative term to thirteen years and is therefore in violation of both ProQR’s own board rules adopted on December 2, 2025 (the “Board Rules”) and the Dutch Corporate Governance Code (the “Corporate Governance Code”), which prescribe a maximum cumulative term of twelve years. The Board has failed to properly inform the shareholders about this matter and to provide a reasoned explanation for the reappointment, even after the objections raised by VHI et al. in this regard.

1.1.5.	Shannon’s reappointment is not an isolated incident. Prior to the 2026 Annual General Meeting on June 3, 2026 (the “AGM26”), four of the nine board members had been in office for more than ten years. These lengthy terms of office, combined with substantial interconnections through concurrent positions and roles at other companies, increase the risk of groupthink and undermine the independence of oversight. The Corporate Governance Code and the Board Rules are specifically intended to counter this risk by prescribing maximum terms of office. ProQR does not comply with these provisions and lacks a sound succession plan.

3/51

1.1.6.	In addition, the Board has awarded itself substantial bonuses and stock and optionpackages, even though ProQR is structurally unprofitable and shareholder value continues to decline each year. Furthermore, it has not been made clear on the basis of which predetermined, specific criteria these rewards were granted. This course of action is incompatible with ProQR’s own compensation policy and with the principles underlying the Corporate Governance Code. According to VHI et al., this cannot be viewed in isolation from the composition and functioning of the remuneration committee (the CNC Committee), which is chaired by a non-independent chairperson (Heggie) and of which Shannon is also a member, even though his cumulative term of thirteen years violates the Corporate Governance Code and the Board Rules.

1.1.7.	These governance violations have had an impact on the company’s performance. ProQR continues to lag behind its competitors in the field of RNA technology[1] and strategic reorientations by the Board have failed to achieve the intended objectives and meet the expectations that were created.

1.1.8.	VHI et al. have repeatedly and constructively brought their concerns to the attention of the Board. ProQR has systematically dismissed these objections without proper justification and refuses to take corrective action. The Board has thus failed to take responsibility for the functioning of its own governance. This picture was confirmed at the 2026 Annual General Meeting (AGM26): the Board has further strengthened its position at the expense of the shareholders and appears to wish to evade adequate oversight.

1.1.9.	VHI et al. therefore request that Your Enterprise Chamber (i) order an investigation into the policies and conduct at ProQR from May 22, 2024, to the present, and (ii) as an immediate relief measure, to appoint an independent non-executive director, in order to strengthen oversight as quickly as possible.

1.2.	Reading Guide

1.2.1.	This petition is structured as follows:

a)	Chapter 2, introduces the parties and their business operations and backgrounds;

b)	in Chapter 3, VHI et al. explain that their requests are admissible;

c)	in Chapter 4, VHI et al. set forth the factual background that gave rise to the present requests;

d)	In Chapter 5, VHI et al. explain that there are valid reasons to doubt the correctness of the policy and the proper conduct of affairs;

e)	In Chapter 6, VHI et al. request that an investigation be ordered;

f)	In Chapter 7, VHI et al. explain the immediate relief measures they are seeking;

g)	Chapter 8 discusses the urgency of the requests;

[1]	RNA stands for ribonucleic acid and is an important natural molecule found in virtually all living organisms, including humans and animals. RNA plays a central role in converting genetic information from DNA into proteins necessary for cellular function. RNA therapy is a treatment in which RNA is used or modified to correct disease processes. Among other things, this therapy can be used to address the underlying cause of certain hereditary diseases.

4/51

h)	Chapter 9 explains ProQR’s position;

i)	Chapter 10 discusses the evidence and the offer of evidence; and

j)	VHI et al. concludes that the requests are granted.

1.2.2.	VHI et al. were unable to limit the petition to the 35-page limit prescribed by the rules of procedure. Given the duration and development of the dispute between the parties, VHI et al. considered it important to provide as complete and up to date as possible an overview of the facts, circumstances, and objections underlying the petition. Another factor is that the dispute in question has been ongoing since 2024 and that various developments have occurred during that period that are closely related to the issues raised in this petition. VHI et al. have included these developments in the petition in order to provide the Enterprise Chamber with a complete picture of the relevant facts and circumstances. This has inevitably resulted in the petition exceeding the prescribed maximum length.

2.	PARTIES

2.1.	ProQR

2.1.1.	ProQR is a biotechnology company focused on developing RNA therapies for both rare and common diseases.[2] ProQR is a Dutch public limited company and was founded on February 3, 2012, by Mr. Daniel de Boer (“De Boer”).

2.1.2.	ProQR’s shares have been traded on the Nasdaq stock exchange in New York, United States, since September 23, 2014. ProQR conducts its business through various subsidiaries. Please refer to the organizational chart of ProQR and its subsidiaries included in Appendix 2.[3]

2.1.3.	ProQR does not have a works council, nor is it a company subject to the structural regime.

2.1.4.	ProQR is not the only company active in the development of RNA technology. For example, the publicly traded companies Wave Life Sciences Ltd. (Nasdaq: WVE) (“Wave”) and Korro Bio Inc. (Nasdaq: KRRO) (“Korro”), as well as the privately held company AIRNA, Inc. (“AIRNA”), are also active in the development of RNA technology.

2.2.	VHI et al.

2.2.1.	VHI et al. is a group of (legal) entities and individuals (ultimately) owned by Van Herk.[4] VHI et al. invests in both publicly traded and privately held companies. VHI et al.’s investments are long-term in nature. VHI et al. is known as an engaged investor. As an engaged, long-term investor, VHI et al. has built up a solid track record. VHI and others have made substantial capital investments in the pharmaceutical industry. Some of these companies have been acquired by major pharmaceutical firms, such as Crucell by Johnson & Johnson, Ablynx by Sanofi, and Nightbalance by Philips. Some of its investments are still operating independently, such as Lakefront Therapeutics (formerly Galapagos), Zealand Pharma, SkylineDx, and Sairopa.

[2]	Exhibit 1: ProQR extract dated July 27, 2026.
[3]	Exhibit 2: ProQR organizational chart.
4	Exhibit 3: Excerpts from VHI et al. dated July 27, 2026. Van Herk is (i) the holder of all share certificates issued by Penulata and Abchrys, (ii) the sole board member of Penulata and Abchrys, and (iii) the sole director of VH Management B.V., OG B.V., and VH olding B.V. Penulata owns virtually all issued and outstanding shares of VHPEI B.V. VHPEI B.V. is the sole shareholder of THI B.V. THI B.V. is the sole shareholder of VHI B.V. Abchrys holds virtually all of the issued and outstanding shares of VH Holding B.V. VH Holding B.V. is the sole shareholder of OG B.V. OG B.V. is the sole shareholder of VH Management B.V. VH Management B.V. is the sole director of VHI B.V., THI B.V., and VHPEI B.V.

5/51

2.2.2.	VHI et al. is an experienced investor in the life sciences and has been involved with a wide range of biotech companies for twenty years. As a result of these investments, VHI et al. has extensive experience with and knowledge of the processes within biotech companies and understands the dynamics of this market.

2.2.3.	VHI et al. has been a shareholder of ProQR since 2023. On September 13, 2023, VHI et al. reported a 5.3% stake in ProQR’s outstanding shares to the U.S. Securities and Exchange Commission (SEC).[5] By June 26, 2026, VHI et al. had further increased this shareholding to 14.6%. As a result of ProQR’s recent capital issuance described below in § 4.11, its stake has since been diluted to approximately 10.9%.[6]

2.2.4.	VHI et al. have come on board as long-term investors because they see opportunities for ProQR, particularly in light of the expectations and outlook outlined by ProQR regarding (i) the collaboration with the U.S. multinational pharmaceutical company Eli Lilly and Company (“Eli Lilly”),[7] (ii) the announced new business development partnerships with companies, and (iii) the development of RNA technology, including the path to clinical trials (see § 4.4 below).

2.3.	Aescap

2.3.1.	Aescap is a fund that invests in publicly traded biotech companies.[8] Aescap is managed by IQ EQ Custody B.V., a fund manager.

2.3.2.	Aescap is also a shareholder of ProQR and, according to its most recent filing with the SEC, holds a 5.2% stake.[9] Like VHI, Aescap is a long-term investor in ProQR.

3.	VHI et al. ARE ADMISSIBLE IN ITS REQUEST FOR AN INQUIRY

3.1.1.	VHI et al. have standing in their request for an inquiry because (i) VHI et al. are authorized to file this request for an inquiry pursuant to Article 2:346 of the Dutch Civil Code, and (ii) there are no circumstances as referred to in Article 2:349 of the Dutch Civil Code on the basis of which VHI et al. would (or could) be deemed to lack standing in their request. ProQR’s articles of association do not contain any provision to the contrary regarding the right to file a petition for an inquiry.

3.1.2.	First, VHI et al. are authorized to file the present request for an inquiry pursuant to Article 2:346(1)(b) of the Dutch Civil Code. According to the prospectus accompanying its most recent share offering, ProQR’s issued capital amounts to EUR 5,617,000 (rounded). VHI et al. hold 10.9% of ProQR’s capital and thus hold a sufficiently large shareholding to file a request for an inquiry (Article 2:346(1)(b) of the Dutch Civil Code).[10]

3.1.3.	Second, VHI et al. have (on multiple occasions) communicated their objections to ProQR’s policies and the conduct of its affairs to ProQR. After it became clear that ProQR did not intend to take any measures in response to the objections raised by VHI et al., VHI et al. sent a formal letter of objection to the Board on August 18, 2025, in accordance with Article 2:349(1) of the Dutch Civil Code (the “Letter of Objection”).[11] On August 29, 2025, ProQR responded to the Letter of Objection and made it clear that it was not (willing to) take any measures in response to the objections raised by VHI et al.[12] VHI et al. subsequently remained in ongoing dialogue with ProQR regarding the objections raised in the Objection Letter and, over a period of several months, attempted to persuade ProQR to comply with its governance obligations (see § 4.8 in this regard). In that context, VHI et al. also commented on subsequent developments that confirmed the objections raised in the Objection Letter. To date, ProQR has not taken adequate, satisfactory measures to address these objections, even though it has had ample opportunity to do so.

[5]	Exhibit 4: Form SC 13G ProQR Therapeutics N.V. dated September 13, 2023, p. 2.
[6]	Exhibit 5: Form SC 13D/A VHI et al. dated June 30, 2026, p. 2.
[7]	The first pharmaceutical company to have a market capitalization of more than USD 1 trillion.
[8]	Exhibit 6: Excerpt from Aescap dated July 27, 2026.
[9]	Exhibit 7: Form SC 13G, Aescap, dated July 15, 2026.
[10]	See Exhibit 5 (Form SC 13D/A VHI et al. dated July 30, 2026), p. 2.
[11]	Exhibit 8: Letter of Objection dated August 18, 2025.
[12]	Exhibit 9: Letter from ProQR to VHI et al. dated August 29, 2025.

6/51

4.	PROQR’S GOVERNANCE STRUCTURE AND RELEVANT FACTS

4.1.	The Board of Directors of ProQR

4.1.1.	At the general meeting of shareholders held on May 22, 2024 (the “AGM24”), ProQR’s shareholders approved the proposal to transition from a two-tier board structure to a one-tier board structure. Prior to this change, the Board consisted of two directors and six supervisory board members.

4.1.2.	On May 23, 2024, the day following the Annual General Meeting (AGM24), ProQR adopted a one-tier board structure. Five of the current executive and non-executive directors had already served as directors or supervisory board members at ProQR.

4.1.3.	The current Board consists of eight members: two executive directors and six non-executive directors:[13]

#	Name	Position	Appointment Date	End of current term	Total [14]
Executive Directors
1.	De Boer	CEO	February 21, 2012	2029	17 years
2.	Mr. Gerard Platenburg	Chief Scientific Officer	May 22, 2024	2028	4 years
Non-executive directors
3.	Shannon	Non-Executive Director and Chair	June 21, 2016	2029	13 years
4.	Ms. Theresa Heggie (“Heggie”)	Non-Executive Director	May 18, 2023	2027	4 years
5.	Mr. Bart Filius	Non-executive director	May 21, 2019	2027	8 years
6.	Ms. Begoña Carreño	Non-executive director	May 18, 2023	2027	4 years
7.	Mr. Martin Maier	Non-executive director	May 22, 2024	2028	4 years
8.	Ms. Lykke Hinsch Gylvin (“Gylvin”)	Non-executive director	June 2, 2026	2030	4 years

[13]	The “Appointment Date” for both executive and non-executive directors takes into account the period during which some of the directors also held statutory positions at ProQR during the time of ProQR’s two-tier governance structure. The fact that the Board has been restructured from a two-tier governance structure to a one-tier governance structure does not affect the date of appointment.
[14]	The total refers to the number of years following the end of the current term of office.

7/51

4.1.4.	Prior to the General Meeting of 2026, Mr. Dinko Valerio (“Valerio”) and Ms. Alison Lawton (“Lawton”) served on the Board in place of Gylvin. In that composition, three of the seven non-executive directors had reached or exceeded the maximum cumulative term of twelve years upon the expiration of their terms, as prescribed in the Board Rules and the Corporate Governance Code. This composition, with three non-executive directors who had served for too long, had been the status quo for years.

4.1.5.	De Boer, Shannon, and - prior to the 2026 Annual General Meeting - Valerio and Lawton, with their long tenure and leadership roles, form an influential group of directors. They held key positions within the Board. Until June 3, 2025, Mr. Rene Beukema (“Beukema”), in his capacity as a statutory director, also belonged to this key group. Beukema served as a director of ProQR for a total of approximately seven years (as an executive) director of ProQR: both between September 23, 2014, and January 1, 2019, and between June 30, 2022, and June 3, 2025. Subsequently, Beukema has been involved with ProQR as a strategic advisor. VHI et al. are unaware whether Beukema still holds that position at the time of filing.

4.1.6.	De Boer and Shannon form the core group within the Board, given their long tenure and leadership roles on the Board.

4.1.7.	Furthermore, there is clear administrative and business interdependence within the Board due to overlapping roles and shared projects between De Boer, Shannon, and, at the time, Valerio and Beukema. The table below shows that there has been (recurring) collaboration - both bilaterally and as a group - in previous or other roles and companies.

Organization	Valerio	De Boer	Lawton	Shannon	Beukema
ProQR	2012 - present	2012 - present	2014 - present	2016 - present	2013 - 2025
Xinvento B.V.	2021 - 2023	2021 - 2023	2021 - 2023	2021 - 2023	–
Crucell N.V.	1999 - 2004	–	–	–	1999 - 2012
Hybridize Therapeutics B.V.	2019 - present	2019 - present	–	2019 - present	–
Leyden Laboratories B.V.	2020 - present	–	–	2020 - present	–
Frame Therapeutics	2018 – 2022	2018 – 2022	–	2018 - 2022	2019 - 2022
myTomorrows (Impatients N.V.)	–	–	–	2016 - present	2012 - present
Aescap	2004 - 2016	–	–	–	2011 - 2012
Amylon Therapeutics B.V.	2017 - 2023	2017 – 2023	–	–	–

8/51

4.1.8.	The long-standing occupancy of key positions and the intertwined personal and professional networks indicate the formation of a close-knit circle within the Board. Such close ties among board members can foster cooperation, but they also entail risks. It increases the likelihood of groupthink and can lead to a culture in which members cover for one another in the event of mistakes or disappointing performance. This comes at the expense of critical review, oversight, and supervision of board members and undermines the desired and necessary independence within the Board.

4.1.9.	This interdependence among board members is confirmed by a benchmarking study conducted by Accuracy, an independent consulting firm (the “Accuracy Report”).[15] Commissioned by VHI et al., Accuracy compared ProQR with peers in the RNA sector. The Accuracy Report shows that the Board, both up to and after the 26th General Meeting (see § 4.10), is characterized by a relatively high degree of interdependence through external organizations. Accuracy concludes that this degree of interdependence increases the risk of groupthink, may limit the diversity of perspectives, and may weaken critical judgment. This, in turn, may impair the Board’s ability to safeguard, prioritize, and effectively achieve ProQR’s strategic objectives. This conclusion is supported by ProQR’s underperformance relative to its relevant competitors (see § 4.4).

4.2.	The Applicable Governance Regulations Governing the Board

4.2.1.	ProQR and its Board are subject to the statutory provisions governing Dutch public limited companies, as well as the provisions of ProQR’s Articles of Association, as last amended on June 2, 2026 (the “Articles of Association”).[16]

4.2.2.	In accordance with the Articles of Association, the Board of Directors has adopted the Board Rules.[17] The Articles of Association stipulate that the Board of Directors must observe and comply with the Board Rules in the performance of its duties.[18]

4.2.3.	Finally, the Corporate Governance Code applies to ProQR as a publicly traded Dutch public limited company based on the “comply or explain” principle.[19] The Board of Directors must report to the general meeting on compliance with the Corporate Governance Code and must provide a substantive and transparent explanation of any deviations in a separate section of the management report or on the website.[20] The Corporate Governance Code sets forth explicit requirements for such an explanation. In particular, it is required that, in addition to providing a substantive and clear explanation for any deviation from the Corporate Governance Code, the Board describe, where applicable, how the objective of the principle from which it is deviating is nonetheless achieved, or clarify how the alternative contributes to sound corporate governance of the company (as prescribed by the Corporate Governance Code). The Board is required to provide a carefully reasoned explanation of why it is deviating from a provision of the Corporate Governance Code.[21]

[15]	Exhibit 10: Accuracy Report dated July 7, 2026, p. 10
[16]	Exhibit 11: ProQR Articles of Incorporation dated June 2, 2026.
[17]	Exhibit 12: ProQR Board Rules dated December 2, 2025.
[18]	See Exhibit 11 (ProQR Articles of Incorporation dated June 2, 2026), Article 17.2.
[19]	Exhibit 13: Dutch Corporate Governance Code dated March 2025. The Corporate Governance Code is intended for companies with a two-tier governance structure, but has also been declared applicable to companies with a one-tier governance structure. The Corporate Governance Code confirms that provisions in the Corporate Governance Code relating to supervisory board members apply to non-executive directors; see the commentary on best practice provision 5.1. This petition therefore refers only to the board, directors, and/or non-executive directors in the context of the Corporate Governance Code.
[20]	See Exhibit 13 (Dutch Corporate Governance Code dated March 2025), p. 9.
[21]	C.D.J. Bulten, M.P. Nieuwe Weme, G.P. Oosterhoff & P.H.M. Broere (eds.), Handbook of Inquiry Law, Deventer: Wolters Kluwer 2022, no. 18.2.10.

9/51

4.2.4.	Based on this governance framework, the Board must focus on long-term value creation, ensuring that stakeholders can trust that their interests are carefully taken into account. In this regard, good corporate governance and effective oversight are essential prerequisites for stakeholders’ trust in the Board and the oversight of its activities. Good corporate governance and effective oversight include, among other things, acting with integrity and transparency by the Board and accountability for oversight by the non-executive directors.

4.2.5.	VHI et al. set forth below, by topic, the provisions relevant to this request for information from the Articles of Association, the Board Rules, and the Corporate Governance Code.

Board Composition and Terms of Office

4.2.6.	Article 15.1 of the Articles of Incorporation stipulates that the Board of Directors determines the number of directors. The Board Rules state that the Board of Directors consists of (i) one or more executive directors and (ii) two or more non-executive directors.

4.2.7.	Furthermore, the Articles of Association and the Board Rules stipulate that an executive director is appointed for a term of up to four years.[22] With regard to non-executive directors, Article 3.5 of the Board Rules provides that they are appointed for a term of four years, with the option of a one-time reappointment for another term of four years. Subsequently, a non-executive director may be reappointed for a term of two years, which may be extended once for a maximum of two years. Thus, the maximum cumulative term of office for a non-executive director is twelve years. In addition, Article 3.5 of the Board Rules requires that the reasons for a reappointment after a cumulative term of eight years be included in the report of the non-executive directors in the annual financial statements.

4.2.8.	The aforementioned provisions of the Articles of Association and the Board Rules are consistent with best practice provisions 2.2.1 and 2.2.2 of the Corporate Governance Code.

[22]	See Exhibit 11 (ProQR Articles of Incorporation dated June 2, 2026), Article 15.1, and Exhibit 12 (ProQR Board Rules dated December 2, 2025), Article 3.5.

10/51

Principle 2.1 of the Corporate Governance Code explains that a diverse board composition contributes to (i) effective management and oversight and (ii) countering potential groupthink.23 In this context, it is stipulated that the maximum term of office for a non-executive director is shorter than that of an executive director, so that the supervisory directors maintain sufficient distance and a fresh perspective with respect to the Board.24 The basic principle is therefore a maximum cumulative term of eight years.25 After that, a non-executive director may be reappointed for a maximum of two additional two-year terms. The reasons for reappointment after eight years must be explained in the report of the non-executive directors. In the event of reappointment, according to the explanatory notes to best practice provision 2.2.2, a critical assessment must be made (among other things) of whether the non-executive director in question is exercising oversight with appropriate independence.

Rotation Schedule

4.2.9.	Pursuant to Article 15.2 of the Articles of Association, ProQR is required to maintain a retirement schedule for directors.[26] This schedule must be included in the Board Rules. In that context, the Board Rules stipulate that this schedule (or: rotation schedule) must also be available on ProQR’s website: [27]

"As a principle, each Director shall retire in accordance with a rotation schedule, which shall be publicly available on the Website."

4.2.10.	The Corporate Governance Code also stipulates in best practice provision 2.2.4 that non-executive directors must have a sound plan for the succession of executive and non-executive directors.

4.2.11.	Below is the schedule for the composition of the board as most recently published on ProQR’s website:[28]

[23]	See the explanatory notes to best practice provision 2.1 of Exhibit 13 (Dutch Corporate Governance Code dated March 2025).
[24]	R.H. Kleipool, C. Nagtegaal & M. van Olffen, Commentary & Context – Corporate Governance Code, Deventer: Boom Juridisch 2023, commentary on best practice provision 2.2.2.
[25]	See the commentary on Best Practice Provision 2.2.2 in Exhibit 13 (Dutch Corporate Governance Code dated March 2025).
[26]	See Exhibit 11 (ProQR Articles of Incorporation dated June 2, 2026), Article 15.2.
[27]	See Exhibit 12 (ProQR Board Rules dated December 2, 2025), Article 3.6.
[28]	See https://www.proqr.com/files/2026-06/20260602-PNV-Board-Rotation-Schedule.pdf (last accessed on July 27, 2026).

11/51

4.2.12.	This schedule specifies the term during which the directors will remain in office or the term during which they will be reappointed. ProQR has not published a succession plan for its directors.

Role of Non-Executive Directors

4.2.13.	Pursuant to the Board Rules and the Corporate Governance Code, ProQR’s non-executive directors have a special supervisory role with regard to the composition of the board and the rotation of its members.

4.2.14.	The Corporate Governance Code stipulates in best practice provisions 2.2.6 and

2.2.7 that non-executive directors must evaluate the performance of both executive and non-executive directors and the composition of the Board at least once a year. These evaluations serve as a critical assessment of the Board’s performance and form the basis for (re)appointment decisions. The report of the non-executive directors must include the main findings and conclusions of the evaluations, as well as the measures that have been taken or are planned as a result.29

4.2.15.	The Board Rules contain a similar provision and require that the non-executive directors evaluate their own performance, that of the committees, the individual non-executive directors, and the Board as a whole:[30]

"The Non-Executive Directors shall, without the Executive Directors being present, evaluate their own functioning, the functioning of the Committees, and that of the individual Non-Executive Directors (including an evaluation of the Board Profile and the induction, education, and training program) and discuss the conclusions that must be drawn on that basis. The desired profile, composition, and competence of the Board shall also be discussed. Moreover, the Non-Executive Directors shall, without the Executive Directors being present, evaluate the functioning of the Board as a whole and discuss the conclusions that must be drawn on that basis thereof.”

4.2.16.	In line with the foregoing, the Board Rules assign a special role to the Chairman of the Board, Shannon. Pursuant to Article 6.1 of the Board Rules, the Chairman shall ensure the proper functioning of the Board in the broadest sense of the term:

"The Chairman of the Board shall ensure the proper functioning of the Board and the Board Committees, and shall act on behalf of the Directors as the main contact for. shareholders of the Company regarding the performance by the Directors of their duties. "

4.2.17.	The ProQR website does not include a report demonstrating that the non-executive directors have fulfilled their obligation to conduct an evaluation. However, ProQR’s most recent management report does state that the non-executive directors have evaluated the Board’s performance:[31]

[29]	See Exhibit 13 (Dutch Corporate Governance Code dated March 2025), best practice provision 2.2.8.
[30]	See Exhibit 12 (ProQR Board Rules dated December 2, 2025), Article 5.3.
[31]	Exhibit 14: ProQR Annual Report 2024, p. 25. See also Exhibit 15: ProQR Annual Report 2025, pp. 25–26.

12/51

"The Board discussed its functioning and competencies and concluded that its functioning and competencies are appropriate for the current phase of the Company."

4.2.18.	It is unclear how this evaluation is conducted and on what basis the conclusions are drawn. The standard phrase, which is included unchanged in the annual financial statements every year, suggests that no actual critical evaluation takes place and does not meet the requirements set by the Corporate Governance Code for a meaningful annual evaluation of the performance of the Board and its individual members.

4.2.19.	It is telling that the same conclusion is drawn regardless of the company’s disappointing performance, the explicitly expressed objections of shareholders, and the structural governance violations that specifically relate to the (lack of) critical oversight of the Board. The lack of a transparent and properly structured evaluation process is all the more concerning given the biotechnology sector in which ProQR operates. After all, development-oriented biotechnology companies are characterized by high cash burn, a strong dependence on external financing, and a limited financing horizon. ProQR itself has acknowledged that its cash reserves are expected to last only until mid-2027 and that no substantial revenue is expected in the short term. It is precisely under these circumstances that critical and independent oversight of the Board’s performance is of essential importance.

4.2.20.	In such a financially vulnerable position, effective, critical, and independent oversight is essential to ensure that strategic decisions - including entering into partnerships, allocating R&D resources, and making capital expenditures - are truly in the best interests of the company and its stakeholders. Precisely at this stage, when dependence on the Board is high, governance must function effectively. The shortcomings in oversight identified above therefore strike at the heart of ProQR’s responsible and ethical business operations.

Communication to and with Shareholders

4.2.21.	ProQR must ensure that it provides adequate information and updates to its shareholders. This requirement stems from both Article 2:9 of the Dutch Civil Code and Principle 4.2 of the Corporate Governance Code.

4.2.22.	Pursuant to best practice provision 4.2.2 of the Corporate Governance Code, ProQR must formulate a general policy for communicating with its shareholders. ProQR deviates from this best practice provision and states that it has not drawn up such a policy because it believes this is already covered by its regular process for disclosing information.[32] It is unclear exactly what this process entails.

[32]	See Exhibit 15 (ProQR Annual Report 2025), p. 36: “Best practice provision 4.2.2 stipulates that an outline policy on bilateral contacts with shareholders shall be formulated and published on the Company’s website. The Company has not formulated such a policy as it believes this is already covered by our regular process for public disclosure of information.”

13/51

4.3.	ProQR’s Compensation Policy

4.3.1.	ProQR has a policy regarding the compensation of its directors, consisting of the “Board Compensation Policy” and the “Equity Incentive Plan” (the “Compensation Policy”).[33] The Compensation Policy was most recently adopted by the general meeting held on June 30, 2022, before VHI et al. became shareholders of ProQR.

4.3.2.	To implement the Compensation Policy, select and recommend new members to the Board, and develop the Board Rules, ProQR has established the “Compensation, Nominating, and Corporate Governance Committee” (the “CNC Committee”). The CNC Committee must act in accordance with regulations adopted by the Board (the “CNC Regulations”).[34] Since the AGM26, the CNC Committee has consisted of Heggie (chairperson), Shannon, and Bart Filius. Prior to the AGM26, the CNC Committee consisted of Heggie, Valerio, and Shannon.[35]

4.3.3.	Although the composition of the CNC Committee does not, strictly speaking, violate the Corporate Governance Code, this composition is particularly problematic both prior to and after the 2026 General Meeting.

4.3.4.	First, Heggie, the chair of the CNC Committee, is not independent within the meaning of the Corporate Governance Code. In the five years prior to her appointment, she worked at ProQR as Chief Operating Officer and Chief Commercial Officer. She was part of the management team and was therefore very close to the Board, although she herself was not a statutory director.

4.3.5.	Second, Shannon has been a member of the CNC Committee for quite some time, even though his cumulative term of thirteen years violates the Board Rules and the Corporate Governance Code. Prior to the Annual General Meeting of 2026, Valerio was also a member with a cumulative term of twelve years. For years, the CNC Committee thus consisted of three members, none of whom was, in practice, unquestionably independent. This entails an increased risk of groupthink and insufficient independence (see § 4.1.8 and 4.2.8).

4.3.6.	Valerio’s departure as of the AGM26 did not resolve this issue: the CNC Committee is still chaired by a non-independent director and includes Shannon, a director whose most recent reappointment is in violation of ProQR’s governance principles.

4.3.7.	Against this backdrop, it is telling that ProQR frequently deviates from the Corporate Governance Code, particularly with regard to compensation (see § 4.3.12 and 4.3.18), without providing a sound justification as to why these deviations would be in the interest of ProQR and its stakeholders, nor explaining how the purpose and intent of the relevant best practice provisions are achieved in an alternative manner.

[33]	See Exhibit 11 (ProQR Articles of Incorporation dated June 2, 2026), Article 16.
[34]	Exhibit 16: ProQR Compensation, Nominating, and Corporate Governance Committee Charter dated December 2, 2025, p. 3.
[35]	See Exhibit 14 (ProQR 2024 Annual Report), p. 26. See also Exhibit 15 (ProQR 2025 Annual Report), p. 29.

14/51

4.3.8.	Furthermore, the composition of the CNC Committee has been in violation of the NASDAQ Rules and the CNC Bylaws for many years.[36] Both NASDAQ Rule 5605(d)(2) and Section 1 of the CNC Bylaws stipulate that every member of a compensation committee must be independent. Since Heggie was an employee of ProQR until October 2022, she was not independent within the meaning of NASDAQ Rule 5605(a)(2)(A) and the CNC Bylaws from the time of her appointment to the CNC Committee in 2023 through October 2025.[37] ProQR has never explained that it deviates from the aforementioned rule, let alone why, even though this is a strict requirement under NASDAQ Rule 5615-3.

Compensation of Executive Directors

4.3.9.	The compensation of the executive directors consists of three components: (i) an annual base salary, (ii) a short-term bonus, and (iii) a long-term bonus.[38]

4.3.10.	The short-term bonus consists of a cash payment calculated based on (i) financial, non-financial, and personal targets for each executive director and (ii) the milestones achieved by ProQR.[39] The purpose of this compensation component is to compensate, reward, and retain the executive director.[40]

4.3.11.	In practice, however, this bonus has consistently been paid out (in substantial amounts) even in years when the company reported losses. For example, in 2024, De Boer received a bonus of EUR 394,000 in 2024 and a bonus of EUR 315,000 in 2025,[41] even though ProQR suffered significant losses in both years and the share price fell substantially, just as it had in previous years. As a result, the short-term bonus does not serve as a performance incentive but rather as a virtually guaranteed annual bonus.

4.3.12.	The long-term bonus consists of the issuance of options to purchase ProQR shares. Contrary to best practice provision 3.1.2 of the Corporate Governance Code, the number of options to be issued is not based on predetermined parameters. ProQR argues that this deviation from the Corporate Governance Code is in the interest of attracting and retaining executive directors. In addition, according to its 2025 annual report, ProQR also deviates from best practice provisions 3.1.2.vi and 3.1.2.vii: the options granted to directors are exercisable before the expiration of three years following grant, and there is no obligation for directors to hold the acquired shares for at least five years. The Board also justifies these deviations by arguing that this is necessary to attract highly qualified directors to attract and retain talent, without further explaining why such a deviation is justified in the specific case of ProQR. [42]

[36]	See Exhibit 16 (ProQR Compensation, Nominating, and Corporate Governance Committee Charter dated December 2, 2025), p. 1: “All members of the CNC Committee shall satisfy the independence standards established pursuant to Rule 5605(a)(2) of the Market Rules of the NASDAQ Stock Market LLC.”
[37]	Exhibit 17: ProQR 2023 Annual Report.
[38]	Exhibit 18: ProQR Board Compensation Policy dated May 22, 2024, p. 2, and Exhibit 14 (ProQR Annual Report 2024), p. 10 et seq. See also Exhibit 15 (ProQR Annual Report 2025), p. 11 et seq.
[39]	See Exhibit 18 (ProQR Board Compensation Policy dated May 22, 2024), Section 2.1.
[40]	See Exhibit 18 (ProQR Board Compensation Policy dated May 22, 2024), Section 2.1, and Exhibit 14 (ProQR Annual Report 2024), p. 10 et seq. See also Exhibit 15 (ProQR Annual Report 2025), p. 11 et seq.
[41]	See Exhibit 14 (ProQR Annual Report 2024), p. 87, and Exhibit 15 (ProQR Annual Report 2025), p. 88.
[42]	See Exhibit 15 (ProQR 2025 Annual Report), p. 12.

15/51

4.3.13.	In reality, this deviation results in disproportionate option grants to De Boer that bear no relation whatsoever to shareholder value or performance. In 2025, De Boer received no fewer than 1,863,587 options - of which 1,400,000 were for unknown “non-market performance conditions,” which were deemed to have been met without external review, representing approximately 1.77% of ProQR’s total market capitalization at the time - issued at an exercise price ranging from USD 2.16 to USD 2.65.[43]

4.3.14.	De Boer’s total option portfolio amounted to more than 6.2 million options at the end of 2025. This means that De Boer can benefit from price increases without any downside risk, while the dilution caused by these substantial option packages is passed on entirely to the shareholders.

4.3.15.	In this context, it is also relevant that De Boer saw his option portfolio increase by nearly one-third in 2025, even though that year saw the company’s largest-ever loss (see § 4.4 below) and the exercise price for these options is historically low. By way of comparison: in 2021, De Boer received 442,279 options with an exercise price of EUR 3.42 per option, and in 2020, he received 395,561 options with an exercise price of EUR 13.78 per option.[44] In 2025, De Boer thus received 1,863,587 options with an exercise price ranging from USD 2.16 to USD 2.65. In this way, De Boer is effectively rewarded for the collapse of the share price.

Compensation for Non-Executive Directors

4.3.16.	According to the Compensation Policy, the compensation of non-executive directors is not - at least not directly - based on ProQR’s financial results and consists of two components: (i) an annual fixed stipend and (ii) compensation in the form of stock options.[45]

4.3.17.	Each non-executive director receives a fixed amount plus an annual allowance depending on the role they play within the Board or for participation in board committees:[46]

4.3.18.	Notwithstanding best practice provision 3.3.2 of the Corporate Governance Code, ProQR offers its non-executive directors the option to take out options to purchase treasury shares.[47] Non-executive directors may also choose whether they wish to actually exercise these options or have them paid out as a cash bonus of up to 50% of the value of the options.

[43]	See Exhibit 15 (ProQR Annual Report 2025), p. 12.
[44]	Exhibit 19: ProQR Annual Report 2021, p. 91.
[45]	See Exhibit 18 (ProQR Board Compensation Policy dated May 22, 2024), Section 3.2.
[46]	See Exhibit 18 (ProQR Board Compensation Policy dated May 22, 2024), Section 3.2.

[47]	See Exhibit 18 (ProQR Board Compensation Policy dated May 22, 2024), Article 3.3; Exhibit 20: ProQR Equity Incentive Plan dated May 22, 2024, and Exhibit 15 (ProQR 2025 Annual Report), p. 36.

16/51

4.3.19.	Under the Compensation Policy, a non-executive director is eligible to receive stock options after being selected for this purpose by the Board. The total maximum value of a stock option grant is EUR 143,000 per year per non-executive director.[48]

4.3.20.	In 2025, the non-executive directors received option grants ranging from 22,128 to 36,314 options per person at an exercise price ranging from USD 1.90 to (in most cases) USD 2.65 per option. In 2024, the option grants ranged from a few hundred options to approximately 23,489 options per person, issued at an exercise price of USD 1.98 per option.[49]

Interim Conclusion

4.3.21.	The current situation is therefore that the CNC Committee - whose chairperson is not independent and whose member (Shannon) serves on the Board in violation of ProQR’s governance - approves both the large option grants to the executive directors and receives substantial annual option grants itself. In 2025, the non-executive directors serving on the CNC Committee were granted option packages ranging from 22,128 and 36,314 options, while that same committee is responsible for evaluating and awarding substantial cash bonuses, stock option awards, and other favorable financial packages to De Boer and other directors. This constitutes a structural conflict of interest: the committee that is supposed to independently oversee the compensation policy directly benefits from the very same equity structure it is tasked with evaluating.

4.4.	ProQR’s Disappointing Performance

4.4.1.	ProQR’s performance under the leadership of largely the same board composition in recent years has lagged behind, primarily due to (i) the stagnation of the collaboration with Eli Lilly, (ii) the lack of new business development partnerships, and (iii) delays in ProQR’s development of and research into RNA technology.

The Stagnation of the Collaboration with Eli Lilly

4.4.2.	ProQR has had a collaboration with pharmaceutical giant Eli Lilly since 2021. According to ProQR, this collaboration is essential for both the development of RNA technology and its future commercialization. Eli Lilly provides ProQR with incentives by rewarding it upon achieving certain “milestones.” To date, EUR 4.5 million in milestone payments has been released.[50]

[48]	See Exhibit 18 (ProQR Board Compensation Policy dated May 22, 2024), Section 3.3.
[49]	See Exhibit 15 (ProQR Annual Report 2025), pp. 90–91.
[50]	Exhibit 21: ProQR press release regarding the publication of Phase 1 data dated January 8, 2026, pp. 1, 3.

17/51

4.4.3.	The collaboration with Eli Lilly is not progressing in line with ProQR’s forecast.[51] Since 2022, Eli Lilly has had the option to expand the collaboration for EUR 50 million in revenue. This option has not been exercised to date,[52] while ProQR has raised expectations since 2023 that an expansion would follow. Recently,(53) Eli Lilly has, in fact, scaled back the collaboration by returning one program to ProQR, thereby canceling future milestone payments (see § 4.4.8 et seq.).

Lack of new collaborations with companies

4.4.4.	ProQR outlined to VHI et al. the prospect that, in addition to its collaboration with Eli Lilly, it would enter into new collaborations with third parties in order to generate more revenue for the development of RNA technology.[54] Such collaborations are crucial for ProQR to, among other things, accelerate scaling up and reduce the financial pressure on the company. To date, ProQR has not entered into any new partnerships. According to ProQR, the reason for the lack of new partnerships lies with the third parties, who do not wish to enter into any concrete partnership commitments at this time.[55] ProQR has not shared further details or updates on this matter with its shareholders.

Delay in ProQR’s RNA technology development and research

4.4.5.	ProQR's strategy currently focuses solely on its proprietary "Axiomer" technology, which it developed in-house.[56] Investments in ProQR’s other development programs have been discontinued. [57] The Axiomer technology has the potential to enable a new class of drugs that could treat a wide range of rare genetic diseases. However, the development of such drug classes and products is proceeding more slowly than expected.

4.4.6.	In the biotech sector, a company’s progress and performance are reflected in the results of clinical trials, especially when a company is still in the development phase of its products, as is the case with ProQR and the RNA technology it is developing. The clinical results from these trials ultimately determine whether the product actually works. ProQR received approval to begin clinical trials in October 2025.[58]

4.4.7.	On January 8, 2026, ProQR presented the initial results of these trials and indicated that it expects to be able to report data on target binding in the first half of 2026.[59] Target binding is the process by which a drug binds to a specific biological target (such as a receptor or enzyme). This creates an interaction that can alter, block, or cure the disease process.

[51]	Exhibit 22: Press release by ProQR, Lilly, and ProQR regarding the RNA Editing Collaboration dated December 22, 2022.
[52]	Exhibit 23: ProQR press release regarding Q2 2025 results dated August 7, 2025, p. 2.
[53]	Exhibit 24: ProQR 2022 Annual Report, p. 9.
[54]	See Exhibit 14 (ProQR Annual Report 2024), p. 21.
[55]	Exhibit 25: Dharminder’s Statement.
[56]	Exhibit 26: ProQR Strategy Update dated April 13, 2022, and Exhibit 23 (ProQR press release regarding Q2 2025 results dated August 7, 2025).
[57]	See Exhibit 26 (ProQR Strategy Update dated April 13, 2022).
[58]	Exhibit 27: ProQR press release regarding approval of clinical trials dated October 20, 2025, p. 1.
[59]	See Exhibit 21 (ProQR press release regarding the announcement of Phase 1 data dated January 8, 2026).

18/51

4.4.8.	On June 25, 2026, ProQR disclosed the results regarding so-called target binding.[60] In doing so, ProQR announced that evidence of target binding for AX-0810 - ProQR’s first potential drug based on the Axiomer RNA platform - had been found in 22 healthy volunteers. ProQR characterizes these results as an initial clinical validation of this platform.

4.4.9.	Although VHI et al. welcome the announcement of positive, initial research results in and of itself, it is aware that these consist exclusively of early-phase clinical data from a very limited number of healthy volunteers. By their nature, these data pertain only to safety, pharmacokinetics, and biological target engagement,[61] and not to the clinical efficacy of the drug. In this context, clinical efficacy is defined as the ability of a drug to bring about a demonstrable therapeutic improvement in the clinical picture of patients. In addition, ProQR has announced that it will not continue the further development of the drug to which these trial results relate and will shift its focus to a successor candidate, AX-0811. This change in course brings yet another delay, following the fact that the announcement of the current study results had already taken place later than ProQR had previously anticipated.

4.4.10.	As a result, ProQR continues to lag behind its competitors. For example, competitors such as Wave Life Sciences and Korro Bio have already published clinical data since October 2024 that do pertain to efficacy in patients with the disease.[62] In contrast, based on its current development schedule, ProQR does not expect to generate such efficacy data until around mid-2028, even though ProQR began developing RNA technology earlier.

4.4.11.	The Accuracy Report confirms the perception that ProQR consistently lags behind its competitors. Accuracy concludes that, while ProQR did begin developing RNA technology earlier than its competitors, several competitors have since made faster progress toward clinical validation.[63] ProQR’s development pipelines and clinical evidence lag behind those of its competitors. For example, it took ProQR approximately thirteen years to progress from its founding to a first-in-human study, while competitors such as Wave and HuidaGene reached this milestone in approximately seven and eleven years, respectively. Also Korro and Rznomics - companies established at a later date—began the clinical phase earlier than ProQR.

[60]	Issue 28: ProQR press release regarding initial research data dated June 25, 2026.
[61]	Pharmacokinetics is the science that studies what the body does with a drug. In pharmacology, biological “target engagement is the evidence that a drug candidate reaches and binds to the intended receptor or protein (the target) in the body.
[62]	Exhibit 29: Press releases from Wave (September 3, 2025) and Korro (March 19, 2025).
[63]	See Exhibit 10 (Accuracy Report dated July 7, 2026), p. 12.

19/51

Overview of Results Over the Years

4.4.12.	These disappointing developments have also translated into disastrous results. Since its founding in 2014, ProQR has been losing tens of millions of euros annually. Over the past five years, the following losses have been incurred:

Year	Revenue (in EUR million)	Net loss (in EUR million)
2025	15.9	42.2
2024	18.9	27.8
2023	6.5	27.7
2022	3.6	64.9
2021	-	61.7

4.4.13.	The poor performance and persistent losses have also had a major impact on ProQR’s stock price. At one time, when ProQR was still viewed as a promising company, the stock price stood at nearly USD 25 per share. That figure dropped sharply after the first failed clinical trials. In recent years, the price has continued to decline and, so far in 2026, has fluctuated between USD 1.35 and 2:[64]

4.4.14.	These figures and share price trends leave no room for any conclusion other than that ProQR has failed to create value in recent years. On the contrary: as a result of repeated, failed strategic repositioning efforts, the lack of new partnerships, and the ongoing delays in the development of its technology, the company has suffered substantial losses year after year. Revenue, however, remained limited to marginal amounts. The dramatic decline in the stock price reflects how the market has lost confidence in ProQR. For shareholders, this has led to structural value destruction, while internally there appears to be no course correction or effective refinement of strategy, execution, or oversight.

[64]	Screenshot from: https://www.proqr.com/investors-media/stock-info (accessed on July 27, 2026, at 9:35 a.m. EST), period January 1, 2021 – March 30, 2026.

20/51

4.5.	2024 Annual General Meeting, reappointment of Valerio and Shannon, and explicit commitment regarding board composition

4.5.1.	The agenda for the AGM24 included the reappointment of both Valerio and Shannon for a two-year term.[65] At the time, Valerio and Shannon had served on the Board for ten and (nearly) eight years, respectively. The agenda (and its explanatory notes) for the 2024 AGM, as well as the 2024 annual report, failed to provide a reasoned explanation for the reappointment of both non-executive directors, which would result in their cumulative term of office exceeding eight years, in violation of the Board Rules and the Corporate Governance Code.[66] Furthermore, it was not made clear to Shannon that this reappointment deviates from the term of office prescribed by the Corporate Governance Code (see § 4.2.7).

4.5.2.	In the run-up to the 2024 Annual General Meeting, VHI et al. spoke with the Board on several occasions regarding the reappointments of Valerio and Shannon. For example, on April 16, 2024, VHI et al. spoke with Beukema on multiple occasions. VHI et al. also had a meeting with Beukema on May 6, 2024. Both Valerio and De Boer were reportedly aware of this meeting. During this conversation, Beukema explicitly stated that the reappointments of Valerio and Shannon for two years did not automatically mean that they would actually serve the full two-year term. VHI et al. inferred from this that the reappointments were viewed more as interim measures.[67]

4.5.3.	VHI et al. had already expressed their concerns regarding these reappointments during the AGM24.[68] When the agenda items pertaining to this matter were adopted, VHI made its objection known by casting a dissenting vote. Nevertheless, the agenda items were adopted.

4.5.4.	During the AGM24, the Board also announced that the goals set for 2023 and, in part, for 2024, had not been achieved. VHI et al. also asked the Board several questions during the 2024 Annual General Meeting in response to these announcements and the smaller steps taken than ProQR had promised. In doing so, VHI et al. explicitly highlighted the opportunities for new partnerships and the expansion of the partnership with Eli Lilly.

4.5.5.	After the AGM24, in June 2024, ProQR published the minutes on its website. These minutes do not reflect the objections raised by VHI et al. regarding the reappointments or the questions they posed concerning, among other things, the failure to meet targets. Despite complaints from VHI et al., these omissions have not (to date) been rectified. The minutes also lack exact voting results.[69]

[65]	Exhibit 30: Minutes of ProQR’s 24th General Meeting.
[66]	See Exhibit 14 (ProQR Annual Report 2024), p. 5. See also Exhibit 15 (ProQR Annual Report 2025), p. 5.
[67]	See Exhibit 25 (Dharminder’s Statement).
[68]	See Exhibit 30 (Minutes of ProQR’s 24th General Meeting).
[69]	VHI et al. note that Article 2:120(5) of the Dutch Civil Code, in conjunction with Article 5:25ka(3) of the Financial Supervision Act, does not apply to ProQR (in accordance with Article 5:25j(1) of the Financial Supervision Act), but considers the publication of this information to be in line with the best practice principles set forth in the Corporate Governance Code and with market practice among other Dutch public limited companies (N.V.s) listed on stock exchanges in the United States, such as NXP Semiconductors N.V. and STMicroelectronics N.V.

21/51

4.5.6.	In ProQR’s 2024 management report, it was disclosed only after the fact that Valerio and Shannon, following ten and eight years on the board, respectively, had been reappointed for two years.[70] ProQR’s explanation is brief and limited to stating that ProQR wished to retain both individuals’ experience in the biotech industry.[71]

4.6.	VHI et al. raised objections in the run-up to and during the 2025 annual general meeting regarding the reappointments of De Boer and Shannon

4.6.1.	In light of its ongoing objections, VHI et al. spoke with Shannon in early 2025 about, among other things, the manner in which ProQR implements its governance and the objectives set by ProQR. During this discussion, VHI et al. expressed their dissatisfaction with both ProQR’s implementation of governance and its failure to achieve the set objectives. In response to the criticism from VHI et al., Shannon suggested at the time that the discussion be continued at the end of 2025, as ProQR expected to have clinical data available by then and indicated that he would be leaving ProQR by that time. [72]

4.6.2.	On May 1, 2025, VHI et al. received the notice of ProQR’s 2025 Annual General Meeting (AGM), to be held on June 3, 2025 (the “AGM25”). Contrary to the Board’s commitment of May 6, 2024 (see § 4.5.2) and to the great surprise of VHI et al., Shannon’s reappointment was once again on the agenda, this time for a four-year term. De Boer’s reappointment for a four-year term was also on the agenda. Shannon and De Boer had served on the Board for nine and thirteen years, respectively, up to that point. For both Shannon and De Boer, their current terms of office had not yet expired. Three-quarters of De Boer’s term had elapsed, while only half of Shannon’s had.

4.6.3.	For both reappointments, the notes to the agenda state that the Board believes retaining the experience of both individuals is in ProQR’s best interest. Regarding De Boer’s reappointment, the Board in addition, a general explanation was provided, emphasizing his knowledge of the industry and of ProQR.[73]

[70]	See Exhibit 14: (ProQR Annual Report 2024), p. 5.
[71]	See Exhibit 14: (ProQR Annual Report 2024), p. 6: “In accordance with Article 2.2.2 of the Corporate Governance Code, it is noted that Mr. Valerio and Mr. Shannon were reappointed at the 2024 Annual General Meeting, following tenures of ten and eight years, respectively, for a period of two years each. The reappointment of Mr. Valerio beyond his ten-year term was deemed to be in the interest of the Company and its stakeholders due to his extensive experience in the Dutch biotech industry and in-depth knowledge of our business. The reappointment of Mr. Shannon beyond his eight-year term was deemed to be in the best interests of the Company and its stakeholders due to his broad knowledge and significant international experience in drug development.” See also Exhibit 15 (ProQR 2025 Annual Report), p. 35: “James Shannon, M.D., was reappointed as a non-executive Board member at the 2025 AGM for a term of 4 years, having served as a non-executive Board member for 9 years at that time. [...] The Board has determined that it is in the best interest of the Company to nominate Dr. Shannon for reappointment for a term of 4 years at the 2025 AGM.”
[72]	By the end of 2025, however, this announced clinical data was not available, meaning that, once again, a commitment had not been fulfilled.
[73]	Exhibit 31: Explanatory notes to the agenda for ProQR’s 25th General Meeting, p. 4.

22/51

4.6.4.	Regarding Shannon’s reappointment, the Board explained that his broad knowledge and international experience in drug development and the pharmaceutical industry were important to the Board:[74]

4.6.5.	The explanation for the agenda item regarding Shannon’s reappointment does not state that the reappointment is contrary to ProQR’s governance (see § 5.3 below). Furthermore, no justification was provided as to why the reappointment would be in the best interests of ProQR and its stakeholders.

4.6.6.	In the run-up to ProQR’s AGM25, VHI et al. sent a letter on May 23, 2025, to ProQR in which they expressed their objections to the reappointments of De Boer and (once again) Shannon.[75] In this letter, VHI et al. called on the Board to evaluate the disappointing performance, to critically review the Board’s composition, and urged the Board to revoke the reappointments of Shannon and De Boer.

4.6.7.	In the letter, VHI et al. explained that, to their regret, they had to conclude that the Board is ignoring the objections that VHI et al. have held since the run-up to the 24th General Meeting and appears determined (still) not to adjust the Board’s composition. In doing so, it is disregarding earlier commitments (see § 4.5.2). In this context, VHI et al. also noted that, since its initial public offering in 2014, ProQR has had to strategically reorient itself on multiple occasions due to its failure to meet set goals, but without these reorientations leading to concrete positive developments. These strategic reorientations have consistently taken place under a Board whose composition, in terms of key positions, has remained largely unchanged.

4.6.8.	VHI et al. explained that Shannon’s reappointment violates the Board Rules and the Corporate Governance Code (see §§ 4.2.7 and 4.5.1) as well as the commitment of May 6, 2024 (see § 4.5.2).

4.6.9.	Furthermore, they argued that ProQR’s disappointing performance did not justify either reappointment.[76] The disappointing performance to which VHI et al. refers to relate to the fact that ProQR did not achieve the objectives set when VHI et al. joined the board. Although ProQR had raised expectations among VHI et al. in this regard, the collaboration with Eli Lilly was not expanded. Nor were any previously announced transactions nor have collaborations with other companies been established.

[74]	Exhibit 32: Explanatory notes to the agenda for ProQR’s 24th General Meeting, pp. 3 and 4.
[75]	Exhibit 33: Letter from VHI et al. to ProQR dated May 23, 2025, pp. 2–3.
[76]	Ibid.

23/51

Finally, the development process, including clinical trials, is proceeding more slowly than VHI et al. were led to believe, which is causing an overall delay in ProQR’s development (see § 4.4.5).

4.6.10.	VHI et al. further stated that, in their view, the disappointing performance is partly due to insufficient quality in oversight and to the formation of cliques within the Board, caused by administrative and business interactions among individuals who have been working together for at least twelve years, including in various configurations at different companies (see § 4.1.7). According to VHI et al., new leadership at ProQR is needed now more than ever to realize its potential, improve performance, and fulfill its mission. VHI et al. also offered to enter into discussions with the Board and emphasized that they see no reason for the reappointment of Shannon and De Boer, given that they have served on the Board for a long time without achieving any concrete results.

4.6.11.	ProQR did not respond substantively to the letter from VHI et al. dated May 23, 2025.

4.6.12.	As a result of its letter dated May 23, 2025, VHI et al. were required to file a so-called “Schedule 13-D filing” with the SEC in the United States. Such a filing is mandatory under U.S. securities law if a shareholder holding more than 5% of the shares expresses an opinion on the policy of a publicly traded company. As a result of this Schedule 13-D filing, the filer’s voting rights are suspended for a period of ten days from the filing date, known as the “cooling-off period.”

4.6.13.	VHI et al. were unable to vote in connection with the Schedule 13-D filing. In accordance with the Articles of Association, the votes of VHI et al. qualified as “abstentions.”[77] Abstentions do not count as votes cast. The voting results at the AGM25 were calculated using the following formula:[78]

                                                    votes in favor

(votes in favor 𝑝𝑙𝑢𝑠 votes against 𝑚𝑖𝑛𝑢𝑠 abstentions)

4.6.14.	The proposals to reappoint Shannon and De Boer were approved at the AGM25 by 80.7% and 86.3% of the votes cast, respectively, with the 55,572,186 votes cast representing approximately 52.75% of the total issued capital. Had VHI et al. voted against the reappointments, they would have been approved by majorities of 66.9% and 71.5%, respectively. Aescap voted against the reappointments.

4.6.15.	Despite the cooling-off period applicable to VHI et al., they were permitted to voice their objections—including those regarding the reappointments—and to ask questions during AGM25.

4.6.16.	During the AGM25, VHI et al. requested that ProQR include their comments and questions in the minutes and also report the results of the votes.

[77]	See Exhibit 11 (ProQR Articles of Association dated June 2, 2026), Article 28.4.
[78]	The voting formula was drawn up based on email correspondence between ProQR’s attorney and the notary for VHI et al. regarding the voting results of the 25th General Meeting.

24/51

4.6.17.	The minutes of the AGM25 have since been made available on ProQR’s website and include a summary of VHI’s questions and comments, including the voting percentages.[79] Exhibit 35 provides a concise overview of the relevant questions posed by VHI et al. and ProQR’s responses during the 25th General Meeting.[80]

4.6.18.	Following the 25th General Meeting, VHI et al. held several discussions with ProQR regarding, among other things, the reappointments of De Boer and Shannon.[81] In response to the objections raised by VHI et al., ProQR indicated its willingness to (i) allow Shannon to serve on the Board through 2028, (ii) to put De Boer’s reappointment back on the agenda in 2027, and (iii) to allow Valerio and Lawton’s terms to (definitively) expire in 2026. VHI et al. considered that, with these proposals, ProQR was not taking their objections seriously enough and still did not appear willing to comply with its own governance standards.

4.7.	VHI et al. Sends a Letter of Objection and Receives a Brief Response from ProQR

4.7.1.	Because the Board (i) failed to address VHI et al.’s objections in a meaningful way and thereby (ii) maintained the status quo in which ProQR is acting in violation of the governance framework applicable to it, VHI et al. felt compelled on August 18, 2025, to formally express their objections via the Letter of Objections.

4.7.2.	In the Letter of Objections, VHI et al. raised the same objections as in their letter dated May 23, 2025. In addition, VHI et al. expressed concerns about the short- and long-term bonuses awarded each year despite disappointing performance, which raises serious doubts about the effectiveness and independence of the CNC Committee (see §§ 4.3.2-4.3.8).[82]

4.7.3.	VHI et al. emphasized that the aforementioned objections reflect a pattern of ineffective management and a breach of governance principles and reasonably called upon the Board:[83]

a)	to publicly announce that De Boer and Shannon’s terms of office will last until the 2026 annual general meeting, to be held on a date to be determined (the “AGM26”), rather than until 2029, at which time the shareholders will vote on their reappointment;

b)	to provide a clear rationale for De Boer’s reappointment, including how this reappointment aligns with the long-term interests of the company and ProQR’s stakeholders;[84]

[79]	Exhibit 34: Minutes of ProQR’s AGM25.
[80]	Exhibit 35: Summary of questions from VHI et al. and ProQR’s responses regarding AGM25.
[81]	During this period, ProQR sought to arrange a direct meeting with Van Herk, the founder of the legal entities under VHI et al. Van Herk declined that meeting and indicated that he would leave the discussion to the attorneys, since the discussion was already taking place there.
[82]	See Exhibit 8 (Letter of Objections dated August 18, 2025), p. 2.
[83]	See Exhibit 8 (Letter of Objections dated August 18, 2025), p. 3.
[84]	VHI et al. indicated in this regard that they are open to the reappointment of De Boer, provided that his performance and compliance with governance standards in the coming period provide sufficient grounds for doing so.

25/51

c)	to present a structured and transparent plan for the rotation of the Board for the 26th General Meeting; and

d)	to publicly commit to compliance with both current governance standards and the highest standards of Dutch and U.S. governance practices.

4.7.4.	On August 29, 2025, ProQR, through its attorney, responded to the Letter of Objections and completely rejected the requests of VHI et al., without addressing each individual objection and request made by VHI et al.[85] In its letter, ProQR disputes that the Board’s conduct was ineffective and in violation of governance regulations. According to ProQR, the Board has demonstrated self-criticism and proactivity by adjusting its strategy and board composition in response to market conditions.[86] ProQR also asserts that the Board regularly evaluates its performance and composition and makes changes where necessary. To support this position, ProQR has outlined its development and strategic decisions since 2014, including the collaboration with Eli Lilly and the application to initiate clinical trials for the RNA-editing platform. It also notes that setbacks are common in the biotech industry.[87]

4.7.5.	In addition, ProQR cited the change in the governance structure and the two appointments that have taken place since 2023 at the board level and among the executive directors to support its position. However, the appointments to which ProQR refers do not pertain to key positions on the Board.[88]

4.7.6.	With regard to the reappointments of De Boer and Shannon, ProQR noted that these were carefully (re)considered, as explained in the notes to the agenda items for AGM25 (see § 4.6.5). According to ProQR, the stability and continuity of the Board are crucial, and an amendment to the Board Rules is required to bridge the gap between the Dutch and U.S. systems. Furthermore, the commitment dated May 6, 2024, is disputed (see § 4.5.2).[89]

4.7.7.	Regarding executive compensation, ProQR states that it is in line with policy and that, over the past five years, less than 50% of the “target long-term incentive bonuses” have been awarded.[90]

4.8.	Subsequent attempts to persuade ProQR to make improvements

4.8.1.	Despite the disappointing outcome of this correspondence, VHI et al. did not immediately take further action in the months that followed. VHI et al. still held out some hope that the Board - following the clear signals from VHI et al. - would take measures on its own to improve governance, including adjusting the composition and working methods of the Board and complying with its own Board Rules and the Corporate Governance Code.

[85]	See Exhibit 9 (Letter from ProQR to VHI et al. dated August 29, 2025).
[86]	See Exhibit 9 (Letter from ProQR to VHI et al. dated August 29, 2025), p. 2.
[87]	See Exhibit 9 (Letter from ProQR to VHI et al. dated August 29, 2025), pp. 1 and 2.
[88]	See Exhibit 9 (Letter from ProQR to VHI et al. dated August 29, 2025), p. 3.
[89]	Ibid.
[90]	Ibid.

26/51

4.8.2.	Meanwhile, ProQR continued to indicate that it was eager to engage in dialogue.[91] VHI et al. has always been willing to engage in constructive consultation but noted that the previous correspondence with ProQR had not led to any concrete commitment or measure. VHI et al. expected that meaningful progress would only be possible if the Board demonstrated that it took their objections seriously and was willing to implement actual changes.

4.8.3.	However, the hoped-for improvement failed to materialize. Therefore, Dharminder Chahal, on behalf of VHI et al. (“Chahal”), informed De Boer in a telephone conversation on January 13, 2026, that if the situation continued unchanged, VHI et al. would feel compelled to request an investigation by the Enterprise Chamber. De Boer responded to this by requesting, in an email dated January 20, 2026, that they hold further discussions.[92] VHI et al. agreed to this.

4.8.4.	This meeting between De Boer and Chahal took place on January 28, 2026. During the meeting, Chahal once again explained in detail why the Board’s performance was inadequate, what structural governance issues were at play, and what actions VHI et al. believed were necessary to restore shareholder confidence. De Boer’s response gave VHI et al. cause for hope, as he promised to consult with the rest of the Board to see if they would be willing to make concessions. He would use a meeting already scheduled for February 6, 2026, for this purpose.

4.8.5.	A few days later, on January 30, 2026, however, De Boer sent another email in which he attempted to downplay the concerns of VHI et al.:[93]

“Before I present this to the Board, I wanted to confirm, just to be clear, what your requests are regarding refraining from taking the matter to the Enterprise Chamber. If I understand correctly, it is that Alison and Dinko not be nominated for a new (re)appointment and that a well-structured process for a chair transition be initiated for the Board chairmanship.”

4.8.6.	De Boer knew full well that this was not enough. After all, he had spoken with Chahal just two days earlier and promised to discuss the full range of concerns within the Board. Moreover, he knew (from the start of the discussion) that, for VHI et al., the minimum requirement was that ProQR adhere to its own governance standards. This proposal fell short of that requirement.

4.8.7.	Nevertheless, De Boer pressed on. When he had not received confirmation of his “assumption” within a few days, he decided to interpret the lack of response as confirmation:

“I have not received a response from you to the email below. Unless I hear otherwise, I will assume that the summary in my email below is correct and will inform the Board accordingly.”

4.8.8.	This was completely unacceptable to VHI et al. and, moreover, made it clear that De Boer and the Board were not taking their objections seriously. Chahal responded to February 27, 2026, making it clear that this course of action exemplified the concerns of VHI et al. regarding governance:

“This is not how I understood our conversation. I therefore do not agree with the way you are now summarizing our position.

[91]	Exhibit 36: Email correspondence between Chahal and De Boer dated September 22, 2025, and December 10, 2025.
[92]	Exhibit 37: Email correspondence between Chahal and De Boer dated January 20, 2026.
[93]	Exhibit 38: Email exchange between Chahal and De Boer dated January 30, 2026.

27/51

Furthermore, I do not appreciate that you are already drawing conclusions ‘in the absence of a contrary statement’ before I have had the opportunity to consider the matter, discuss it internally, and respond. You know that I was going on vacation and that things are extremely busy both before and after my vacation. I find this symptomatic of the concerns we have expressed about how the board functions in relation to ProQR’s shareholders.

To be clear: the fact that two board members - who were not eligible for reappointment anyway - will not be reappointed when their terms expire in 2026 is not a measure that addresses the governance issues we have identified. That was bound to happen anyway. The fact that this is then presented in the press release as evidence of a commitment to governance confirms the impression that the board is not paying sufficient attention to the core of our concerns and is more concerned with framing the issue than with actually resolving the problems.”

4.8.9.	De Boer’s subsequent response illustrated that the substantive objections raised by VHI et al. were not taken seriously and that ProQR had not followed a thorough (re)appointment process. On March 2, 2026, De Boer replied that he had assumed a deadline of February 13, 2026, as he understood it, and that he believed the concerns raised by VHI et al. could be addressed by not renominating Lawton and Valerio.[94] In doing so, he ignored the fact that he had already received the answer to that question:

“In any case, your concerns about not reappointing Dinko and Alison - which we discussed - have been addressed, haven’t they? And we will follow a thorough (re)appointment process going forward.”

4.8.10.	This led, on March 9, 2026, to a further clarification from VHI et al., in which they explained that ProQR was once again missing the core of the concerns and turning a blind eye to the actual issues:[95]

“VHI wants the board to take governance and the related issues seriously, and to act accordingly. Allowing the terms of two board members - who were in any case no longer eligible for reappointment - to expire does nothing to address the core of the concerns we have outlined. That is simply a natural progression over time, not a measure that addresses the underlying issues.

The commitment that you will follow a thorough appointment process in the future is, in itself, a step in the right direction. But how seriously can we take such a commitment as long as Shannon’s reappointment - beyond the maximum cumulative term of office - was approved without any justification and is being maintained in violation of a previous commitment? It gives the impression that two board members who are already leaving are being put forward to divert attention, rather than the actual issues being recognized and addressed.

[94]	Exhibit 39: Email exchange between Chahal and De Boer dated March 2, 2026.

[95]	Exhibit 40: Email exchange between Chahal and De Boer dated March 9, 2026.

28/51

Furthermore, VHI’s concerns are not limited to (re)appointments. The fact remains that the Board Rules are not being followed, that independent and critical oversight is seriously lacking, and that ProQR is demonstrably lagging behind its peers, while the board continues to reward itself as if it were delivering exceptional performance. These are just a few of the issues we have been bringing to your attention for some time. The fact that these warning signs are being ignored - and that the board continues to try to brush off concerned shareholders - underscores the seriousness of the situation.

(…) We will therefore refer the matter to the Enterprise Chamber."

4.8.11.	On March 11, 2026, De Boer responded that he regretted the intention of VHI et al., that he did not agree with VHI et al.’s presentation of the facts, and that, in his view, legal proceedings would be detrimental to the company. [96] He defended the composition of the Board of Directors and stated that previous resolutions had been adopted by shareholders with a large majority.

4.8.12.	That statement certainly did not allay the concerns of VHI et al. On March 18, 2026, Chahal therefore stated that this was very disappointing, especially since VHI et al. had, in fact, been very patient.[97] However, since the Board systematically refused to acknowledge the problems and governance violations, let alone resolve them, but instead seemed preoccupied with crafting a narrative for a potential inquiry proceeding, that very proceeding was the only remaining option for VHI et al.

4.8.13.	On that same day, March 18, 2026, De Boer responded to Chahal’s message. In his response, De Boer acknowledged that he regretted that VHI et al. no longer found the exchange of views useful, but he again refused to address the core of the issue.[98]

4.9.	2025 Financial Statements Confirm the Problem

4.9.1.	Meanwhile, on March 12, 2026, ProQR had published its 2025 financial statements.[99] These painted an alarming picture: revenue of EUR 15.9 million and a net loss of EUR 42.2 million. Given ProQR’s performance in the recent past, this was (unfortunately) no surprise.

4.9.2.	What was surprising, however, was that the Board had decided to award itself - and De Boer in particular - substantial compensation for this “performance.” For example, De Boer was awarded a cash bonus of EUR 315,000 for the year 2025, on top of his already generous base salary of EUR 591,000.100

[96]	Exhibit 41: Email correspondence between Chahal and De Boer dated March 11, 2026.

[97]	Exhibit 42: Email exchange between Chahal and De Boer dated March 18, 2026.

[98]	Ibid.

[99]	See Exhibit 15 (ProQR Annual Report 2025).

100	See Exhibit 15 (ProQR Annual Report 2025), p. 11.

29/51

For VHI et al., however, this was still even more concerning was the decision to grant De Boer an exceptionally large option package (see also § 4.3.13): a total of 1,863,587 options, at exercise prices ranging from USD 2.16 to USD 2.65. Of this total, 1.4 million options were granted based on so-called non-market performance conditions.101 The 2025 financial statements do not specify what these conditions are or how the CNC Commission reached the conclusion that they had been met and that this should result in the grant of 1.4 million stock options. In other words: no justification whatsoever has been provided for this.

4.9.3.	VHI et al. find it incomprehensible that the Board is rewarding itself so generously while shareholder value continues to decline each year. In fact, it appears that the Board intends to take advantage of the extremely low share price by issuing an unusually large number of stock options to (in particular) De Boer, which can then be exercised at a low price. In this way, De Boer is effectively rewarded for the low share price.

4.9.4.	Furthermore, the 2025 annual report reveals that the CNC Committee and the Board have implemented an arrangement that significantly increases the costs of a change in control and thereby provides De Boer with an exceptional personal financial benefit. Upon the recommendation of the CNC Committee, the Board has decided that, in the event of a change of control - even without termination of his employment - De Boer is entitled to 24 months’ gross base salary, 150% of his annual short-term bonus, and immediate vesting of all his stock options and RSUs. This arrangement creates a direct and substantial financial interest for De Boer in the manner in which any change of control is structured.

4.9.5.	With this arrangement, ProQR deliberately deviates from best practice provision 3.2.3 of the Dutch Corporate Governance Code, which stipulates that severance pay for executive directors is, in principle, capped at one year’s salary. Thus, in 2025, the CNC Committee not only substantially expanded De Boer’s stock option packages but also significantly strengthened his contractual rights and position of protection in the context of a potential takeover. The argument that such a deviation is necessary to retain a highly qualified board cannot serve as an explanation given De Boer’s long tenure and is therefore entirely insufficient. Furthermore, no explanation has been provided as to what alternative measures have been taken to achieve the objective of this best practice provision.

4.10.	AGM26 and the proposals to expand capital authorization powers

4.10.1.	Prior to filing this petition, VHI et al. consulted with other shareholders regarding their views on the governance issues at ProQR. It became apparent that the objections raised by VHI et al. are widely shared. VHI et al. subsequently awaited the general meeting of shareholders on June 2, 2026 (“AGM26”) to assess whether and to what extent the Board would be willing to take these objections seriously and implement appropriate corrective measures.

101	Ibid.

30/51

However, AGM26 confirmed that the Board has no intention of addressing the identified governance issues. On the contrary, through the proposals adopted at the 2026 General Meeting, the Board sought to further strengthen its position at the expense of the shareholders. In doing so, the Board reinforces the impression that it is placing its own interests above those of the company and its stakeholders. This unwillingness on the part of the Board has prompted VHI et al. to file the present petition.

4.10.2.	On May 4, 2026, ProQR published the notice convening AGM26. The agenda included, among other items, (i) changes to the composition of the Board and (ii) three related proposals aimed at expanding the Board’s capital powers.

4.10.3.	Although VHI et al. view the resignation of Valerio and Lawton as positive, this does not detract from the core of their objections: neither was eligible for reappointment. Their departure is a regular development, not a measure that addresses the governance issues (see § 4.3). This development does not alter the fact that ProQR’s governance remains structurally deficient as long as Shannon continues to serve on the Board in violation of the Board Rules and the Corporate Governance Code, and the CNC Committee is chaired by a non-independent chairperson (see § 4.3).

4.10.4.	The three related proposals regarding capital authorizations collectively aim to (i) significantly increase the authorized capital, (ii) a multi-year and very broad authorization for the Board to issue shares with the exclusion of preemptive rights, and (iii) an authorization to repurchase its own shares, thereby granting the Board, on balance, far-reaching discretionary control over the company’s capital structure.

4.10.5.	VHI et al. voted against these agenda items. The combined effect of these proposals essentially amounts to the Board being granted carte blanche with regard to ProQR’s capital structure. In practice, this enables the Board to substantially dilute existing shareholders, issue shares without pre-emptive rights, repurchase and reissue treasury shares, and do all of this without further approval from the general meeting and for a long-term period of five years.

4.10.6.	Furthermore, the Board has not cited any specific transaction, financing need, or strategic necessity that would justify the scope of these authorizations. In fact, the Board has asked shareholders to agree to potential substantial dilution and broad repurchase powers based solely on trust in the Board. This fits into a broader pattern in which the Board acts primarily based on its own views, without sufficient regard for the interests of the shareholders.

4.10.7.	Furthermore, the scope of the proposed authorizations deviates from what is customary in the Dutch market. The proposals lack material restrictions, such as a cap on general issuances, a phased or conditional approval mechanism, as well as adequate safeguards for transactions with related parties.

31/51

4.10.8.	It is also important to note that such broad dilution powers can substantially undermine the position of (critical) shareholders. In particular, dilution may result in shareholders no longer meeting the capital requirements for filing an inquiry request with the Enterprise Chamber, thereby materially limiting access to legal protection. This increases the risk that the Board will evade effective oversight. Against this backdrop, the Board should first have addressed the existing governance issues before seeking such far-reaching powers.

4.10.9.	Despite the objections raised by VHI et al., which they shared with the Board prior to the 2026 General Meeting, the agenda items were adopted during the 2026 General Meeting. This outcome underscores the core of the present request: the Board acts primarily from its own perspective, without taking sufficient account of the interests of shareholders, and has further strengthened its position in a manner that hinders effective oversight. The approval of these capital powers therefore reinforces the necessity of the inquiry requested by VHI et al.

4.10.10.	It is telling that even after the AGM26, the Board refused to address the substance of the objections raised by VHI et al. On June 9, 2026, De Boer, on behalf of ProQR, responded via email to the objections previously raised by VHI et al.102 In this response, however, the Board did not address the substance of the objections. De Boer merely referred to the general explanations the Board had allegedly provided during the 26th General Meeting and stated that the Board would exercise its powers regarding the capital structure exclusively in the interest of ProQR’s mission and its stakeholders.

4.10.11.	The general explanations provided by the Board during the 2026 General Meeting cannot be regarded as a substantive response to the objections raised by VHI et al.

4.11.	Recent Capital Issuance Confirms VHI et al.’s Concerns

4.11.1.	Shortly after the AGM, on June 25, 2026, ProQR announced a capital issuance totaling approximately USD 50 million, consisting of a public offering and a simultaneous private placement to Eli Lilly.103 The manner in which this transaction was structured confirms the objections raised by VHI et al. and illustrates the structural governance issues at ProQR.

102	Exhibit 43: Email exchange between Chahal and De Boer dated June 9, 2026.
103	Exhibit 44: ProQR press release regarding the capital issuance dated June 25, 2026.

32/51

4.11.2.	The Board of Directors utilized the expanded capital powers obtained during the Annual General Meeting of 2026 (see § 4.10) almost immediately to issue shares with the exclusion of preemptive rights. The issuance took place only about three weeks after the 2026 General Meeting, which indicates that 2026 transaction was already in preparation prior to, or at least at the time of, the 2026 General Meeting. This is all the more relevant given that, in its requests to expand the capital authorization powers, the Board did not specify any concrete proposed transaction that would justify such an expansion, whereas it subsequently became apparent that such a transaction was apparently already being prepared. This constitutes a failure to provide shareholders with complete information regarding a decision that directly affects their rights. This conduct confirms the pattern previously identified by VHI et al., namely that the Board demonstrates insufficient self-criticism and is unable to adequately account for its actions to the shareholders (see §§ 4.7 and 4.8).

4.11.3.	Furthermore, VHI et al. were not given the opportunity to participate in this capital issuance, whereas in previous capital increases they were allowed to maintain their interest on a pro rata basis. At the same time, Eli Lilly was given the opportunity to participate in the private placement. This unequal treatment is all the more problematic given that VHI et al., as shareholders, have repeatedly and substantively criticized the Board’s performance, whereas Eli Lilly is regarded as a valued partner by the Board. This course of events confirms the concern previously expressed by VHI et al. that the Board pays insufficient attention to the legitimate interests of all shareholders. The inadequate checks and balances that VHI et al. previously raised are thus also evident in the decision-making surrounding this capital issuance.

4.11.4.	The capital issuance and the associated course of events thus confirm that the governance issues previously identified by VHI et al. are not merely theoretical, but translate into concrete decision-making that harms the interests of shareholders. This specific case underscores the broader pattern of structural dysfunction on the part of the Board, as already set forth by VHI et al. in this petition, and reinforces the necessity of the measures sought by VHI et al. in these proceedings.

5.	WELL-FOUNDED REASONS TO DOUBT THE CORRECT POLICY AND PROPER COURSE OF ACTION

5.1.	Introduction

5.1.1.	It follows from the facts set forth above that there are well-founded reasons to doubt the soundness of ProQR’s policies and the proper course of action (Article 2:350 of the Dutch Civil Code). The Board has shown no, or at least insufficient, regard for compliance with its own governance standards and, consequently, for the interests of ProQR and its stakeholders. Compliance with governance standards is essential, particularly for a publicly traded company. This breach of governance must be viewed in the broader context of a board that lacks innovation and suffers from a shortage of sufficient independent and critical oversight (particularly with regard to key positions within the Board), resulting in the risk of nepotism and groupthink. VHI et al. will explain below that these problems are reflected in ProQR’s entire business operations.

33/51

5.1.2.	VHI et al. have repeatedly, and to no avail, brought their objections to ProQR’s attention. The Board appears unwilling to address the failure to comply with governance standards, as evidenced by ProQR’s brief letter in which it simply dismissed VHI et al.’s proposals without providing a thorough justification (see § 4.7.4). In subsequent correspondence as well, ProQR refused to acknowledge the problematic governance. This pattern continued at the 2026 General Meeting, where the Board once again failed to address the substance of VHI et al.’s objections and, instead, further strengthened its own position at the expense of the shareholders (see § 4.10). This conduct underscores that there are well-founded reasons to doubt the soundness of ProQR’s policies and the proper course of action.

5.2.	Legal Framework

5.2.1.	Directors of a Dutch public limited company (N.V.) must, in the performance of their duties, act in the best interests of the company and its affiliated entities (Article 2:129(5) of the Dutch Civil Code). In a one-tier governance structure, this also applies to non-executive directors.104 The corporate interest does not consist of a single interest, but rather a multitude of interests that must be weighed against one another.105 In making this assessment, directors must take into account the interests of all relevant stakeholders, including those of shareholders.106 If an enterprise is affiliated with a company, the company’s interest is, as a rule, primarily determined by promoting the sustained success of that enterprise.107

5.2.2.	To promote the business’s sustained success, it is important, among other things, that the company implements its policies within the boundaries of the governance framework that applies to it.108 This is also important because the governance framework is one of the factors on the basis of which a shareholder considers an investment in a corporation. 109 In the case of a publicly traded corporation, governance also includes the (application of) the Corporate Governance Code (see § 4.2.3).

5.2.3.	According to the Supreme Court, the Corporate Governance Code reflects the prevailing general legal principles in the Netherlands. More specifically, the Corporate Governance Code, among other things, gives concrete form to (i) the requirements of reasonableness and fairness under Article 2:8 of the Dutch Civil Code, and to (ii) the requirements arising from arising from the proper performance of duties pursuant to Article 2:9 of the Dutch Civil Code.110 Failure to comply with the Corporate Governance Code, as well as acting in violation of the company’s own governance policies, thus constitutes a violation of Articles 2:8 and 2:9 of the Dutch Civil Code.

104	M.P. Nieuwe Weme & T. Salemink, Asser/Nieuwe Weme & Salemink, 2-IIb 2025/127.

105	L. Timmerman, “Fundamentals of Current Corporate Law,” Ondernemingsrecht, No. 2, January 26, 2009.

106	Supreme Court, July 9, 2010, ECLI:NL:HR:2010:BM0976 (ASMI), para. 4.4.1.

107	Supreme Court, April 4, 2014, ECLI:NL:HR:2014:797 (Cancun), para. 4.2.1.

108	S.B. Garcia Nelen, The Publicly Traded Company, Corporate Governance, and Strategy (Institute for Corporate Law No. 120, Deventer: Wolters Kluwer 2020, p. 185 ff.

109	S.B. Garcia Nelen, The Listed Company, Corporate Governance, and Strategy (Institute for Corporate Law No. 120, Deventer: Wolters Kluwer 2020, p. 130 et seq.
110	Supreme Court, July 13, 2007, ECLI:NL:HR:2007:BA7970 (ABN Amro), para. 4.4, and Supreme Court, July 9, 2010, ECLI:NL:HR:2010:BM0976 (ASMI), paras. 4.4.1–4.4.2. See also Amsterdam Court of Appeal (Enterprise Chamber), ECLI:NL:GHAMS:2025:3290, para. 4.11.

34/51

5.3.	Shannon’s reappointment violates the Corporate Governance Code, the Board Rules, and commitments made

5.3.1.	By reappointing Shannon, ProQR acted in violation of its own governance framework. Shannon’s reappointment is at odds with ProQR’s entire governance framework -namely, the Articles of Incorporation, the Board Rules, and the Corporate Governance Code - as well as with the commitment made on May 6, 2024, that Shannon would not be reappointed again after the 2024 Annual General Meeting. This failure to comply with governance standards raises well-founded doubts about the soundness of ProQR’s policies and practices. VHI et al. explain this in detail.

5.3.2.	Through its governance, ProQR has committed to a maximum cumulative term of office of twelve years for non-executive directors (see § 4.2.7). Based in part on the governance framework, the parties make the decision to invest in companies; this was also the case for VHI et al. when they decided to invest in ProQR in 2023. Following the commitment made on May 6, 2024, regarding Shannon’s reappointment, VHI et al. further expanded their equity interest.

5.3.3.	Nevertheless, at the AGM25, Shannon was reappointed for a four-year term, even though he had already served nine years as a non-executive director (and supervisory board member) at that time. As a result of the reappointment, Shannon’s cumulative term of office exceeds the prescribed twelve years. This reappointment of Shannon involves the following governance violations:

a)	Shannon’s reappointment violates the maximum term of twelve years prescribed by the Board Rules and the Corporate Governance Code;111

b)	the reappointment violates the reappointment terms prescribed by both (i) the Board Rules and (ii) the Corporate Governance Code, which allow for reappointments of two four-year terms and two two-year terms. At AGM25, Shannon was reappointed for four years after a cumulative term of nine years, whereas, under the Board Rules and the Corporate Governance Code, this should have been for a maximum of two years;112

c)	In its explanation of the agenda items for AGM25 and during AGM25, ProQR did not carefully justify why a reappointment of Shannon’s term of office has expired after eight years, as required by the Corporate Governance Code;113

111	See Exhibit 12 (ProQR Board Rules dated December 2, 2025), Article 3.5, and Exhibit 13 (Dutch Corporate Governance Code dated March 2025), best practice provision 2.2.2.

112	Ibid.
113	See Exhibit 12 (ProQR Board Rules dated December 2, 2025), Article 3.5; Exhibit 13 (Dutch Corporate Governance Code dated March 2025), best practice provision 2.2.2; and Exhibit 31 (Explanatory Notes to the Agenda for ProQR’s 2025 Annual General Meeting), p. 5.

35/51

d)	ProQR failed to mention, in its explanation of the agenda items for AGM25 and during AGM25, that Shannon’s reappointment is in violation of its own governance rules (the Board Rules and the Corporate Governance Code);

e)	ProQR, in violation of the Corporate Governance Code, failed to (i) explain what alternative measures it is taking to achieve the objective of the best practice provision of the Corporate Governance Code from which it is deviating, or (ii) clarify how the measure it has taken contributes to sound corporate governance of the company (see § 4.5.1);

f)	the reappointment is contrary to what was discussed between VHI et al. and Beukema on May 6 (see § 4.5.2); and

g)	the reappointments for a four-year term indicate that ProQR lacks a sound succession plan for executive and non-executive directors, as required by the Board Rules and the Corporate Governance Code, and that ProQR is also acting in violation of best practice provisions 2.2.6 and 2.2.7 of the Corporate Governance Code by failing to disclose the key findings and conclusions of the evaluations of the board’s composition, as well as what has been or will be done with the conclusions of the evaluations (see § 4.2.14).

5.3.4.	Furthermore, the Board itself acknowledges the governance violations resulting from Shannon’s reappointment but, despite numerous attempts by VHI et al., consistently refuses to comply with its own governance standards. For example, in its letter of August 19, 2025 - following the reappointments - the Board acknowledged that the composition of the Board in key positions is inconsistent with its own governance:114

"In the Board’s governance review ahead of the AGM, it was acknowledged that the nomination of Dr. Shannon would not fully fit within the best practices framework of the DCGC and would require an exception under, or amendment of, the Board Rules."

5.3.5.	And on March 2, 2026, ProQR acknowledged that a thorough (re)appointment process had not been followed:115

"And we will follow a thorough (re)appointment process in the future."

5.3.6.	There was no mention of any explicitly stated exception or amendment to the Board Rules.

114	See Exhibit 9 (Letter from ProQR to VHI et al. dated August 29, 2025), p. 3.

115	Exhibit 39 (Email exchange between Chahal and De Boer dated March 2, 2026).

36/51

5.3.7.	It is concerning that the Board shared its acknowledgment of the governance violation only with VHI et al. and not with its broader shareholder base. This audience lacks any understanding that Shannon’s reappointment violates ProQR’s governance—and that the Board was aware of this in advance. The Board has, in fact, failed to explain in general terms that Shannon’s reappointment violates both the Board Rules and the Corporate Governance Code, let alone provide a rationale for why, in its view, the reappointment could proceed despite this. It would have been the Board’s responsibility to also inform its other shareholders of the governance violation, and to do so prior to the AGM25. The Board failed to do so, meaning that shareholders were unable to take this crucial information into account when casting their votes.

5.3.8.	Other fundamental information was also lacking during the AGM25 to enable shareholders to make an informed voting decision. For example, it was - and still is -not sufficiently clear why the reappointments of De Boer and Shannon would be in the company’s best interest (see § 4.6.3) and why the Board is deviating from the previously established rotation schedule. The only brief explanation provided is that retaining their experience is important. This explanation does not meet the requirements of the Board Rules and the Corporate Governance Code, even assuming such a reappointment would be permissible.

5.3.9.	Even after repeated requests from VHI et al., the Board has failed to provide the requested justification. This conduct by the Board is at odds with the objective of best practice provision 4.2.2 of the Corporate Governance Code, which stipulates that the Board must be accountable to its shareholders. ProQR’s most recent management report deviated from this provision, but ProQR failed to explain how it intends to achieve the objective of this provision by other means. In this sense as well, there has been a violation of the Corporate Governance Code.116

5.3.10.	The fact that the voting results for the reappointments were predominantly positive cannot be viewed in isolation from the fact that shareholders were not informed that Shannon’s reappointment, in and of itself, is already in violation of ProQR’s governance principles, and that the Board failed to adequately explain both reappointments. Nevertheless, the overwhelming majority of votes cast were in favor of the reappointments (see § 4.6.14). This provided all the more reason for VHI et al. to urge, in the Letter of Objection, that the Board issue a public announcement informing shareholders that De Boer and Shannon will serve on the Board through the 2026 annual general meeting, so that this time, shareholders can form an informed opinion regarding a potential reappointment. ProQR therefore incorrectly asserts that VHI et al. did not explain why De Boer’s reappointment should be reversed after 2026. Be that as it may, the fact remains that two of ProQR’s major long-term investors who are closely involved with ProQR and its business - namely, VHI et al. and Aescap - (i) have determined that the reappointments violate governance principles and are also not in the best interests of ProQR and (ii) that ProQR consistently dismisses these objections without providing a reasoned response to the objections raised by VHI et al. or thoroughly substantiating its policy decisions. In its explanation, ProQR does little more than attempt to refute the objections by stating, in a perfunctory manner and without convincing justification, that ProQR is performing well, that the Board is self-critical and proactive, and that the reappointments of De Boer and Shannon are in the company’s best interest, as it is important to retain their experience on the Board. This pattern continued during the AGM26, where, despite the objections previously raised by VHI et al., the Board pushed through the expansion of capital authorization powers without adequate explanation and without addressing the concerns raised (see § 4.10). There is a complete lack of reassurance for its major long-term investor, and thus, in violation of governance principles, there is insufficient accountability toward its shareholders.

116	See Exhibit 15 (ProQR 2025 Annual Report), p. 36.

37/51

5.3.11.	Furthermore, it is troubling that ProQR’s letter actually demonstrates that the Board does not seem to (or does not wish to) recognize the seriousness of VHI et al.’s objections. VHI et al. are raising these objections in the interest of the company and ProQR’s stakeholders, given the far-reaching consequences that the breach of governance is already causing at this time. By failing to address these objections - or refusing to do so - ProQR demonstrates a lack of understanding of the importance of complying with its own governance standards and is not acting in the best interests of the company and its stakeholders. The events surrounding the AGM26 underscore this view.

5.3.12.	The foregoing demonstrates that the Board is failing to comply with its own governance standards and is therefore acting in violation of Article 2:8 of the Dutch Civil Code (see § 5.2.3). This gives rise to well-founded reasons to doubt the soundness of its policies or conduct and, according to the established case law of the Enterprise Chamber, even leads to a finding of mismanagement.117

5.3.13.	In a number of these decisions, the Enterprise Chamber’s ruling is even explicitly (in part) based on non-compliance with the (predecessors of the) Corporate Governance Code:118

“The supervisory board, in violation of its own bylaws and Recommendation 2.2 of the Peters Commission [the predecessor to the Corporate Governance Code, note by counsel], did not even draw up a written profile for the purpose of nominating a third supervisory board member.”

5.3.14.	And:119

117	For a finding of mismanagement resulting from, among other things, non-compliance with governance standards, see, among others: Amsterdam Court of Appeal (Enterprise Chamber) July 6, 2006, ECLI:NL:GHAMS:2006:AY0520, Amsterdam Court of Appeal (Enterprise Chamber) July 9, 2014, ECLI:NL:GHAMS:2014:2691, Amsterdam Court of Appeal (Enterprise Chamber) January 24, 2020, ECLI:NL:GHAMS:2020:144. And for reasons to doubt the correctness of a policy or course of action: Amsterdam Court of Appeal (Enterprise Chamber) July 4, 2016, ECLI:NL:GHAMS:2016:2716, Amsterdam Court of Appeal (Enterprise Chamber) December 22, 2017, ECLI:NL:GHAMS:2017:5493, Amsterdam Court of Appeal (Enterprise Chamber) January 26, 2018, ECLI:NL:GHAMS:2018:189, Amsterdam Court of Appeal (Enterprise Chamber) June 20, 2019, ECLI:NL:GHAMS:2019:2099, and Amsterdam Court of Appeal (Enterprise Chamber) September 17, 2020, ECLI:NL:GHAMS:2020:2474.

118	Amsterdam Court of Appeal (Enterprise Chamber), December 15, 2011, ECLI:NL:GHAMS:2011:BU8414, para. 4.121.

119	Amsterdam Court of Appeal (Enterprise Chamber), February 15, 2012, ECLI:NL:GHAMS:2013:BZ1149, para. 9.3.18.

38/51

"The Enterprise Chamber considers the composition of the supervisory board during the period from May 22, 2008, to May 7, 2009, to be inadequate. At that time, the supervisory board consisted of only two members (…). This number is (…) in violation of Annex A to the Principles and Best Practices for the supervisory board (…). Furthermore, McNally did not meet the independence criteria as set forth at the time in Best Practice Provision III. 2.2(c) of the Corporate Governance Code.”

5.3.15.	Even cases in which a company has since taken measures to improve governance cannot detract from the fact that governance was deficient during the period under investigation. This results in mismanagement:120

"The fact that measures have since been taken to improve corporate governance (see section 2.46 above) does not alter the fact that corporate governance was deficient during the period under investigation. (…) The above considerations, viewed in conjunction with the deficiencies identified by the investigator regarding financial reporting, internal control, and corporate governance, lead to the conclusion that mismanagement occurred at Greenchoice.”

In the case of ProQR, no corrective measures were even taken.

5.4.	Governance violations are linked to broader issues

5.4.1.	The governance violation resulting from Shannon’s reappointment does not stand alone. This non-compliance must be viewed within a broader trend in which directors remain in office for exceptionally long periods without a credible plan for succession and renewal, resulting in groupthink and a lack of sufficient independent and critical oversight (see § 4.1.7 et seq.). This state of affairs also raises doubts about the appropriateness of the policy and proper course of action.

5.4.2.	Prior to the AGM26, the Board consisted of nine members: two executive directors and seven non-executive directors. Of the non-executive directors, three were at or above the maximum cumulative term of twelve years at that time: Shannon (thirteen years), Valerio (twelve years), and Lawton (twelve years). As of the AGM26, Valerio and Lawton have stepped down, but this does not detract from the deficiencies in ProQR’s governance (see also § 4.8.6 et seq.). Shannon still has a cumulative term of thirteen years, well above the permitted maximum. The individuals who have served on the Board for a long time primarily hold key positions, namely those of CEO and Chair (see § 4.1.4).

5.4.3.	The long cumulative terms of office and the reappointments for four-year periods demonstrate that ProQR lacks a sound succession plan for directors (see § 4.8.9), as required by the Board Rules and the Corporate Governance Code. This is the cause of groupthink, the (risk of) nepotism, and a lack of independent and critical oversight within the Board (see § 4.2.8).

120	Amsterdam Court of Appeal (Enterprise Chamber) July 9, 2014, ECLI:NL:GHAMS:2014:2691, para. 5.5.

39/51

In doing so, the non-executive directors are in violation of Article 5.3 of the Board Rules and best practice provisions 2.2.6 and 2.2.7 of the Corporate Governance Code by failing to include the key findings and conclusions of the mandatory evaluations in their report.121

5.4.4.	The rationale behind a maximum term of office is that the independence of a non-executive director diminishes over the years. 122 The longer a non-executive director is involved with a company, the more closely he becomes intertwined with the company. 123 This risk applies all the more to the chairman, especially now that Shannon is tasked with ensuring the proper functioning of the board (see § 4.2.16).

5.4.5.	It is reprehensible that the Board acts in violation of the Corporate Governance Code and the Board Rules without providing a reasoned explanation. This is all the more relevant given that the disappointing performance should have prompted critical self-reflection and an adjustment to the Board’s composition, even after repeated confrontations with these violations by VHI et al.

5.4.6.	In doing so, the Board is also acting in violation of the commitment made in its most recent management report to present deviations from the Corporate Governance Code to the shareholders as a separate agenda item.124 In the majority of cases, the Board has not explained the deviation from the Corporate Governance Code, let alone presented it as a separate agenda item (see § 4.5.1).

5.4.7.	The tendency toward groupthink and the lack of independent oversight thus raise the broader question of whether the non-executive directors are truly equipped to fulfill their supervisory duties. In the Enterprise Chamber’s decision regarding Van Der Moolen Holding (“VDM”), the composition of the non-executive directors—which was inconsistent with VDM’s governance—had already led to a finding of mismanagement:125

“Furthermore, the supervisory board consisted of three members as of August 2007 and of two members as of May 2008. This prolonged, inadequate composition of the supervisory board—in light of the board’s own “Principles and Best Practices,” which, after all, stipulate that the board must consist of five members - raises the question of whether the board was still capable of fulfilling its supervisory duties.”

121	See Exhibit 12 (ProQR Board Rules dated December 2, 2025), Article 5.3, and Exhibit 13 (Dutch Corporate Governance Code dated March 2025), best practice provisions 2.2.6 and 2.2.7.

122	N. Kreileman, The Non-Executive Director in a One-Tier Board (Van der Heijden Institute Series No. 168), dissertation, Nijmegen, Deventer: Wolters Kluwer 2020, pp. 240–245.

123	Coyle 2019, p. 69; Koster, MvO 2018, issues 5–6, p. 155; and Van Zijl 2012, p. 189. The UK Corporate Governance Code 2024 even emphasizes that a non-executive director is considered dependent if that person has served on the board for more than nine consecutive years; see provision 2.10.

124	See Exhibit 15 (ProQR Annual Report 2025), p. 27.

125	Amsterdam Court of Appeal (Enterprise Chamber) July 5, 2010, ECLI:NL:GHAMS:2010:BN0252, para. 3.19, and Amsterdam Court of Appeal (Enterprise Chamber) February 15, 2013, ECLI:NL:GHAMS:2013:BZ1149, para. 9.3.18.

40/51

5.4.8.	Furthermore, the inadequate composition of VDM’s supervisory body had a negative impact on the company’s operations, resulting in bankruptcy:126

“This governance deficiency is all the more critical in light of the problems that arose in developing the necessary new activities and the financial challenges Van der Moolen faced.”

There is no question that a VDM-type situation must be prevented at ProQR, and this requires little explanation.

5.4.9.	To prevent a VDM-type situation, ProQR must adhere to its own governance standards. The breach of governance is already having negative consequences for business operations (see § 5.6 et seq.). In line with the consistent case law of the Enterprise Chamber, this provides well-founded reasons to doubt the soundness of the company’s policies and proper course of action.

5.4.10.	The breach of governance and the refusal to address it demonstrate that the Board is neither self-critical nor proactive. The two appointments of non-executive directors over the past three years do not alter this: VHI et al. find it particularly concerning that key positions remain unchanged, as ProQR has implicitly confirmed:127

“At the same time, and particularly given the renewed management team, the Board considers focusing on the stability and continuity of the Company’s board oversight and leadership to be critical for future success. It is in this spirit that the Board nominated Dr. Shannon and Mr. De Boer each for another four-year term.”

5.4.11.	ProQR’s argument that (i) the current board composition, including the reappointments of De Boer and Shannon, is necessary to bridge the gap between the Dutch and U.S. governance systems, and (ii) longer terms of office for board members are much more common in the U.S. than in the Netherlands, does not hold water. ProQR must simply adhere to its own (Dutch) governance structure.

5.4.12.	ProQR’s position that longer terms of office are common within the U.S. biotechnology sector is not supported by the Accuracy Report. On the contrary, the peer comparison shows that ProQR stands out due to the longest tenure of its longest-serving director and the highest degree of interconnection through external positions. ProQR thus deviates from its relevant peers, which confirms the concerns about the quality of its governance.128

In short, the governance violations, the Board’s response to them, the lack of independent and critical oversight, the failure to provide a serious substantive response to the objections raised by VHI et al., and the further strengthening of the Board’s position during the 2026 Annual General Meeting, each individually and certainly when viewed in conjunction with one another, provide valid grounds

126	Amsterdam Court of Appeal (Enterprise Chamber), July 5, 2010, ECLI:NL:GHAMS:2010:BN0252, para. 3.18.

127	See Exhibit 9 (Letter from ProQR to VHI et al. dated August 29, 2025), p. 2.

128	See Exhibit 10 (Accuracy Report dated July 7, 2026), pp. 10 and 11.

41/51

5.5.	Disappointing Performance

5.5.1.	As a long-term investor, VHI et al. understand that development processes in the biotech industry take time and that setbacks in early phases are common. Nevertheless, ProQR cannot simply continue to hide behind this, as it does in its letter of August 29, 2025.129 Furthermore, VHI et al. note that ProQR is lagging behind its competitors. Whereas ProQR was at the forefront of research into and development of RNA technology several years ago, it became clear in 2024 and 2025 that it has been overtaken by its competitors (see § 4.4).130 Unlike ProQR, these competitors have, in fact, already published clinical trial results. It therefore appears that ProQR has now lost the status of market leader to which it refers,131 has since been lost. Whether this lag was directly caused by governance violations is irrelevant, and disappointing performance in and of itself is not a valid reason to doubt the soundness of a policy. However, it is crucial that - now that performance is lagging and the competition is advancing - ProQR adhere to its governance obligations, which it is currently failing to do.

5.5.2.	It is important for ProQR and its stakeholders that ProQR produces clinical results for its RNA technology as soon as possible. ProQR has now been focusing on the development of its RNA technology for three years, but complete Phase 1 trial results are still lacking, let alone clinical efficacy results. The longer such results are delayed, the heavier the fixed costs will weigh on ProQR, the less attractive it will become for companies to enter into or expand a partnership with ProQR, and the further value creation will recede from view. This risk is also acknowledged by ProQR itself:132

"We expect to continue to spend substantial amounts of cash to conduct further research and development and (pre-)clinical testing of our pipeline targets and to seek regulatory approvals for any current and future product candidates. Based on our current operating plans, we believe that our existing cash and cash equivalents will be sufficient to fund our anticipated level of operations into mid-2027. Given the development stage of the Company, we do not anticipate revenues from product sales in the foreseeable future."

5.5.3.	The fact that ProQR received approval in October 2025 to begin the clinical development of its Axiomer RNA-editing platform and published positive initial research results on June 25, 2025, is a step in the right direction, but does not yet guarantee that viable results will be achieved if the motion is granted, let alone in the short term.

129	See Exhibit 9 (Letter from ProQR to VHI et al. dated August 29, 2025), p. 2.

130	See Exhibit 28 (Press releases from Wave (September 3, 2025) and Korro (March 19, 2025)) and Exhibit 45: Press release AIRNA dated May 13, 2025.

131	See Exhibit 9 (Letter from ProQR to VHI et al. dated August 29, 2025), p. 2.

132	See Exhibit 15 (ProQR Annual Report 2025), pp. 24–25.

42/51

This development does not negate the disappointing performance highlighted by VHI et al. The fact remains that the approval and publication of results were delayed, a fact that was only disclosed retrospectively by De Boer during the “Virtual Investor and Analyst Event on AX-0810” on November 3, 2025, and that ProQR was (once again) unable to meet the previously announced timeline.133

5.5.4.	This is reflected in ProQR’s stock market value: since 2022, the stock price has fallen by nearly 80%, and since January 1, 2025, by another 30% or more. According to an analysis by “Simply Wall St” - a platform that monitors companies’ performance and developments based on in-depth financial information published by the companies themselves - revenue in 2024 was 3.3% below analysts’ expectations, and the loss per share was 7.3% worse than expected.

5.5.5.	ProQR’s disappointing performance also appears to have caught the attention of its partner, Eli Lilly. Although Eli Lilly has had the option to expand its collaboration with ProQR for two years now, it has so far deliberately chosen not to exercise this option (see § 4.4.3). VHI et al. consider the most recent update on business development to be a watered-down version compared to previous statements by the Board.134 The failure to expand that collaboration and the absence of new collaborations with other parties - due to these third parties’ unwillingness to enter into collaboration agreements with ProQR (see § 4.4.4) - are indicative of ProQR’s disappointing performance and also pose a risk to ProQR’s business. As long as there is no prospect of profitability or recurring revenue, ProQR remains highly dependent on one-time income from these collaborations.

5.5.6.	Furthermore, Accuracy notes that to date, ProQR has realized only 0.1% of the total potential milestone revenue from its collaborations - including those with Eli Lilly -compared to 1.3% and 5.3%, respectively, for competitors such as Wave and Beam.135 Accuracy notes in this regard that Eli Lilly invests in multiple RNA technology platforms and can terminate the collaboration with ProQR without providing a reason. While ProQR is heavily dependent on Eli Lilly, the reverse is not true. This increases the risk that Eli Lilly will shift its focus to other RNA platforms if ProQR’s progress stagnates, which appears to be the case.

Accuracy’s conclusion that ProQR’s value creation is limited by concerns regarding the composition of the Board, delayed clinical validation, and a highly milestone-dependent collaboration model confirms what VHI and others have already raised with the Board. The fact that the Board has thus far failed to seriously investigate the concerns raised by VHI and others constitutes all the more reason to doubt the soundness of the policy and the proper course of action.

133	ProQR Therapeutics, “Virtual Investor and Analyst Event on AX-0810” (webcast), November 3, 2025, timecode 07:30, available on the ProQR Therapeutics website.

134	See Exhibit 23 (ProQR press release regarding Q2 2025 results dated August 7, 2025), p. 1: “Supported by our strong cash position providing runway into mid-2027, we continue to advance our broader pipeline, platform, and partnership activities (…).”

135	See Exhibit 10 (Accuracy Report dated July 7, 2026), pp. 16–18.

43/51

5.6.	Compensation policy is not performance-based and runs counter to the interests of stakeholders

5.6.1.	Despite the disappointing performance, the entire Board receives substantial annual bonuses. Awarding bonuses during times of adversity requires an exceptionally careful, concrete, and well-founded justification. This justification is lacking. Precisely now that governance obligations are systematically being disregarded and operational and financial performance is lagging, the disproportionate and opaque nature of the compensation policy runs counter to the interests of the company and ProQR’s stakeholders.

5.6.2.	In the opinion of VHI et al., the Board is enriching itself at the expense of the company and its shareholders, without demonstrable value creation. The bonuses are out of proportion to performance, while ProQR is still in the development phase.136

5.6.3.	The Accuracy Report confirms this picture: ProQR awards the highest bonuses, even though it takes the company relatively the longest time to achieve clinical progress.137 These funds could also have been used to accelerate R&D activities.

5.6.4.	The conduct of the CNC Committee reinforces the well-founded arguments of VHI et al. In both 2024 and 2025, the CNC Committee awarded the executive directors substantial variable compensation based on “goals realized” 138without substantiating which objectives these were.139 This is at odds with ProQR’s statements during the 2024 Annual General Meeting, in which it announced that certain objectives for 2023 and/or 2024 had not been achieved (see § 4.5.4). These unjustified payments and the subsequent lack of justification for them run counter to proper governance.

5.6.5.	This became even more glaring in 2025, when the CNC Committee awarded De Boer, in particular, disproportionately high compensation in the form of cash and options (see, among others, § 4.3.13). In 2025, De Boer received 1,863,587 options, increasing his option portfolio by nearly 50%. This is highly remarkable in and of itself, given ProQR’s performance. Furthermore, 1.4 million of these options were granted based on conditions that are not transparent to shareholders. According to the CNC Commission, these conditions are not “market-dependent,” whatever that may mean. It is clear that the share price is at a historic low and that these options could therefore potentially yield enormous profits in the future - should performance improve. De Boer is thus being doubly rewarded for the decline in the value of ProQR shares: he receives both more options and a more favorable exercise price. In the opinion of VHI et al., this course of action violates Article 2:8 of the Dutch Civil Code.

136	Exhibit 47: ProQR Investor & Analyst Event dated November 3, 2025, p. 13.

137	See Exhibit 10 (Accuracy Report dated July 7, 2026), p. 9.

138	See Exhibit 14 (ProQR 2024 Annual Report), p. 87, and Exhibit 15 (ProQR 2025 Annual Report), p. 88.

139	Ibid.

44/51

5.6.6.	By granting 1.4 million options based on unspecified non-market conditions, ProQR is also acting in violation of Article 2:135(5) of the Dutch Civil Code. This provision requires that bonuses in the form of share grants (such as options) be based on a proposal approved by the general meeting (in practice, a compensation policy) that specifies how many options may be granted and the conditions applicable thereto:

“The proposal must at least specify the number of shares or rights to subscribe for shares that may be granted to the Board of Directors and the criteria applicable to such grants or amendments.”

5.6.7.	ProQR has a remuneration policy, but it merely stipulates that the Board may, at its discretion, grant an extraordinary award to executive directors in recognition of exceptional performance, performance under exceptional circumstances, or if it is in the shareholders’ best interests: 140

"To attract and retain talent and/or to recognize and reward extraordinary performance by the Company and/or Executive Directors, and/or to reward performance under extraordinary circumstances, as well as to further enhance alignment with shareholder interests, the Board may, at its discretion, grant an Extraordinary Award to the Executive Directors."

5.6.8.	Nowhere in the 2025 annual financial statements is it stated that the grant of options to De Boer is based on any of these conditions, nor is there any reference to this policy at all. The financial statements merely refer to “specified non-market performance conditions,” without any further explanation. Since the compensation policy does not specify how many options may be granted under the aforementioned criteria, a reference to them would not help the Board in any case.

5.6.9.	VHI et al. further note that this course of action is clearly contrary to best practice provision 3.1.2 of the Corporate Governance Code, which requires that variable compensation be based on predetermined and measurable criteria. The inadequate reporting on compensation also violates Best Practice Provision 3.4.1, as the “pre-determined and measurable performance criteria on which the variable compensation is contingent and the relationship between compensation and performance” have not been documented. Furthermore, no information was provided on how the compensation is intended to contribute to long-term value creation. Furthermore, ProQR failed to state in the financial statements that it deviated from these provisions and why it did so.141

5.6.10.	In this context, VHI et al. also questions the composition of the CNC Committee (see § 4.3.3 et seq.). Heggie is a dependent non-executive director, and her appointment violated NASDAQ Rule 5605(d)(2). Although NASDAQ Rule 5615-3 requires this, ProQR has never explained that it deviated from this rule or why it did so.

140	See Exhibit 16 (ProQR Compensation, Nominating, and Corporate Governance Committee Charter dated December 2, 2025), Article 2.4.

141	See Exhibit 15 (ProQR 2025 Annual Report), p. 35 contains the only reference to best practice provision 3.3.2, but only to points vi and vii, and not to v. No reference is made to best practice provision 3.4.1.

45/51

5.6.11.	The same applies to Shannon and, at the time, Valerio: there are serious doubts as to the extent to which they have fulfilled their supervisory duty to exercise independent and critical oversight, given (i) their long tenure on the Board as non-executive directors and (ii) their failure to take action in response to the structural governance violations. Valerio has since stepped down following the expiration of his term in 2026. The fact that, according to ProQR, the composition of the CNC Committee complies with best practice provision 2.3.4 of the Corporate Governance Code,142does not alter this. It is essential that the Board continue to critically assess the composition of its committees. This does not appear to be the case at present.

5.6.12.	Given the lack of independent and critical oversight, the awarding of variable compensation to non-executive directors is also inconsistent with the company’s best interests.143 ProQR fails to provide a reasoned explanation for its deviating conduct. This compensation policy, too, gives well-founded reasons to doubt the appropriateness of the policy and the proper conduct of actions. 144

6.	REQUEST TO ORDER AN INVESTIGATION

6.1.1.	For the reasons set forth above, VHI et al. request that the Enterprise Chamber order an investigation into the policies and conduct of action within ProQR from the 2024 General Meeting (May 22, 2024) to the present. VHI et al. have chosen the AGM24 as the starting point because this was the moment when the breach of governance and its consequences for business operations were already brought to the attention of the Board, and the Board has since failed to take adequate measures to address them. If relevant to the investigation, an investigator could also include facts and circumstances prior to the AGM24 in his or her scope of work.

6.1.2.	The investigation into ProQR’s failure to comply with governance principles must, in any case, address the following issues:

a.	the reappointment of De Boer and Shannon in violation of the Corporate Governance Code and the Board Rules;

b.	the lack of a thorough explanation as to why deviating from governance principles would be in the company’s best interest;

c.	groupthink, the formation of cliques, and the lack of independent and critical oversight within the Board;

d.	the negative impact of the failure to comply with governance principles on ProQR’s business operations;

e.	the proposals adopted at the 2026 Annual General Meeting to expand capital powers, through which the Board strengthened its position at the expense of the shareholders; and

142	See Exhibit 9 (Letter from ProQR to VHI et al. dated August 29, 2025), pp. 3 and 4.

143	See Exhibit 14 (ProQR Annual Report 2025), p. 36.

144	Amsterdam Court of Appeal (Enterprise Chamber), August 3, 2015, ECLI:NL:GHAMS:2015:3193.

46/51

f.	the payment of bonuses to directors under the Remuneration Policy, contrary to the interests of ProQR’s stakeholders.

7.	REQUEST TO TAKE IMMEDIATE RELIEF MEASURES

7.1.1.	It follows from the foregoing that it is in the interest of ProQR’s company and stakeholders, including its shareholders, to intervene in ProQR’s current governance structure in the short term. Accordingly, VHI et al. submit a request, pursuant to Article 2:349a of the Dutch Civil Code, for immediate measures to be taken, namely the appointment of an independent non-executive director to restore order internally, prior to the investigation to be ordered.

7.1.2.	VHI et al. are aware that restraint must be exercised, particularly in light of ProQR’s stock market listing, and that there must be sufficiently compelling reasons for ordering immediate provisional measures prior to the investigation to be ordered.145 Nevertheless, in the present case, there are compelling reasons why the requested immediate provisional measure is necessary in the short term, as the Board is systematically failing to fulfill its statutory and articles-of-association duties.

7.1.3.	As explained in § 5.5 et seq., the manner in which the Board exercises governance has negative consequences for ProQR’s business operations. It is in the interest of the company and its stakeholders that these negative consequences be mitigated in order to prevent a VDM situation (see § 5.4.7 et seq.).

7.1.4.	Mitigating these negative consequences takes time; therefore, urgent action is required. Since ProQR has repeatedly rejected various proposals (see § 4.7 et seq.), the requested immediate measures must be implemented as soon as possible. In this context, it is in the interest of ProQR and its stakeholders that governance and the composition of the Board function properly, without the risk of groupthink or a lack of sufficient independent and critical oversight.

7.1.5.	Since ProQR has repeatedly refused to properly implement its governance framework, or even to respond actively and with sufficient justification to the objections raised by VHI et al., VHI et al. consider the requested appointment of an independent non-executive director to restore internal order to be an adequate solution to restore ProQR’s governance and counter the negative consequences of the governance violation, without jeopardizing ProQR’s continuity or harming the interests of ProQR and its stakeholders.

145	Supreme Court, December 14, 2007, ECLI:NL:HR:2007:BB3523, NJ 2008/105 (Franklin et al. v. DSM), para. 3.6.

47/51

7.1.6.	VHI et al. urgently request that Your Enterprise Chamber appoint an independent non-executive director to ProQR who will be entrusted, among other things, with the following tasks:

a.	monitoring ProQR’s compliance with governance standards and initiating measures to bring such compliance in line with the Board Rules and the Corporate Governance Code;

b.	critically assessing the composition of the Board and, if necessary in the interest of ProQR and its stakeholders, initiating a concrete action plan for the succession of current directors;

c.	assessing whether the reappointments of De Boer and Shannon, which were approved at the 2025 Annual General Meeting (AGM25), should be rescinded, if necessary in the interest of ProQR and its stakeholders, and initiating the necessary steps to that end;

d.	monitoring the use of the capital authorizations granted at the AGM26, including the authority to issue shares on a non-preemptive basis, to ensure that these authorizations are exercised in the best interests of the company and all its shareholders; and

e.	identifying the negative consequences of governance violations that arise in ProQR’s business operations and, if necessary in the interest of ProQR and its stakeholders, initiating measures to counteract these negative consequences.

8.	URGENCY

8.1.1.	Because the Board is systematically acting in violation of its own governance principles, (i) even after being made aware of the non-compliance with governance and its negative implications, (ii) the risk of groupthink and the lack of both innovation and sufficient independent and critical oversight will only be further exacerbated, and (iii) the negative consequences of this conduct on business operations will not be mitigated if the Board fails to take action, VHI et al. request that their inquiry be addressed at the earliest opportunity.

9.	PROQR’S POSITION

9.1.1.	ProQR’s position, as set forth in its letter of August 29, 2025 (see § 4.7.4), has already been outlined and refuted above.

10.	EVIDENCE AND OFFER OF EVIDENCE

10.1.1.	VHI et al. have the following evidence to demonstrate the accuracy of the assertions disputed by ProQR:

-	Exhibits 1 through 47 attached to this petition.

10.1.2.	To the extent that Your Enterprise Chamber were to rule that VHI et al. bear any burden of proof, VHI et al. offer to prove their claims by all lawful means, in particular by calling witnesses. VHI et al. may provide this evidence, among other things, by calling the following witnesses:

-	Mr. Dharminder Chahal, consultant to VHI et al.

48/51

10.1.3.	This offer applies in particular (but not exclusively) to the following assertions:

a.	the knowledge and experience of VHI et al. as a long-term investor in the biotech sector and the expectations that ProQR outlined to VHI et al. upon acquiring the equity interest (§ 2.2 and 4.4);

b.	Beukema’s commitment of May 6, 2024, that the reappointments of Valerio and Shannon for two years did not automatically mean that they would actually complete two years (§ 4.5.2);

c.	Shannon’s announcement in early 2025 that he would be leaving ProQR by the end of 2025 and that clinical data would be available by that time (§ 4.6.1);

d.	the objections raised by VHI et al. during discussions with the Board and at the 2024, 2025, and 2026 Annual General Meetings regarding ProQR’s governance, the reappointments of board members, and the disappointing performance (§§ 4.5, 4.6, and 4.10);

e.	the meeting on January 28, 2026, with De Boer, during which VHI et al. explained the structural problems within the Board and De Boer agreed to discuss this with the Board (§ 4.8.5);

f.	the manner in which De Boer, following the meeting of January 28, 2026, downplayed the objections raised by VHI et al. and wrongly interpreted the lack of a response as consent (§ 4.8.6 and 4.8.7); and

g.	the objections raised by VHI et al. to the proposals to expand the Board’s capital authority during the 2026 Annual General Meeting, against which VHI et al. voted (§ 4.10).

REQUEST

The Dutch Enterprise Chamber at the Amsterdam Court of Appeal is requested to:

1.	to order an investigation as described in § 6 of this petition and, in doing so, to grant immediate relief as described in § 7 of this petition;

2.	to order ProQR to pay the costs of these proceedings,

all of which, to the extent permitted by law, shall be provisionally enforceable.

Amsterdam, July 27, 2026

Laywer

49/51

EXHIBIT LIST

Exhibit 1	Excerpt from ProQR dated July 27, 0026
Exhibit 2	ProQR Organizational Chart
Exhibit 3	Excerpts from VHI et al. dated July 27, 2026
Exhibit 4	Form SC 13G ProQR dated September 13, 2023 (transaction September 11, 2023)
Exhibit 5	Form SC 13D/A VHI et al. dated July 30, 2026
Exhibit 6	Excerpt from Aescap dated July 27, 2026
Exhibit 7	Form SC 13G Aescap dated July 15, 2026
Exhibit 8	Letter of Objection dated August 18, 2025
Exhibit 9	Letter from ProQR to VHI et al. dated August 29, 2025
Exhibit 10	Accuracy Report dated July 7, 2026
Exhibit 11	ProQR Articles of Association dated June 2, 2026
Exhibit 12	ProQR Board Rules dated December 2, 2025
Exhibit 13	Dutch Corporate Governance Code dated March 2025
Exhibit 14	ProQR Annual Report 2024
Exhibit 15	ProQR Annual Report 2025
Exhibit 16	ProQR Compensation, Nominating, and Corporate Governance Committee Charter dated December 2, 2025
Exhibit 17	ProQR Annual Report 2023
Exhibit 18	ProQR Board Compensation Policy dated May 22, 2024
Exhibit 19	ProQR Annual Report 2021
Exhibit 20	ProQR Equity Incentive Plan dated May 22, 2024
Exhibit 21	ProQR Press Release Regarding Announcement of Phase 1 Data dated January 8, 2026
Exhibit 22	ProQR, Lilly, and ProQR Press Release Regarding RNA Editing Collaboration dated December 22, December 2022
Exhibit 23	ProQR Press Release Regarding Q2 2025 Results dated August 7, 2025
Exhibit 24	ProQR 2022 Annual Report Exhibit 25 Statement by Dharminder
Exhibit 26	ProQR Strategy Update dated April 13, 2022
Exhibit 27	ProQR Press Release Regarding Approval of Clinical Trials dated October 20, 2025
Exhibit 28	ProQR press release regarding initial trial data dated June 25, 2026
Exhibit 29	Press releases for Wave (September 3, 2025) and Korro (March 19, 2025)
Exhibit 30	Minutes of ProQR AGM 24
Exhibit 31	Explanatory notes on the agenda for ProQR General Meeting 25
Exhibit 32	Explanatory notes on the agenda for ProQR General Meeting 24
Exhibit 33	Letter from VHI et al. to ProQR dated May 23, 2025
Exhibit 34	Minutes of ProQR General Meeting 25
Exhibit 35	Summary of questions from VHI et al. and ProQR’s responses regarding General Meeting 25
Exhibit 36	Email correspondence between Chahal and De Boer dated September 22, 2025, and December 10, December 2025
Exhibit 37	Email exchange between Chahal and De Boer dated January 20, 2026
Exhibit 38	Email exchange between Chahal and De Boer dated January 30, 2026
Exhibit 39	Email exchange between Chahal and De Boer dated March 2, 2026
Exhibit 40	Email exchange between Chahal and De Boer dated March 9, 2026
Exhibit 41	Email exchange between Chahal and De Boer dated March 11, 2026
Exhibit 42	Email exchange between Chahal and De Boer dated March 18, 2026

50/51

Exhibit 43	Email exchange between Chahal and De Boer dated June 9, 2026
Exhibit 44	ProQR press release regarding capital issuance dated June 25, 2026
Exhibit 45	AIRNA press release dated May 13, 2025
Exhibit 46	Press release regarding ProQR’s disappointing results dated March 14, 2025
Exhibit 47	ProQR Investor & Analyst Event dated November 3, 2025

51/51